Exhibit 10.1

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

between

KALPANA, LLC

as Seller

and

CHESAPEAKE LODGING, L.P.

as Purchaser

Hilton Checkers – Leasehold Estate

i

5.5.11 House Banks	24
5.5.12 Delayed Adjustments	24
5.5.13 Proration Allocation	25
5.5.14 Survival	25
5.6 Guest Property	25
5.6.1 Safe Deposit Boxes	25
5.6.2 Baggage Inventory	25
5.7 Closing Costs	25
5.8 California Real Estate Withholding	25
5.9 Distribution of Funds and Documents Following Close of Escrow	26
5.10 Possession	27

VI. ADDITIONAL COVENANTS AND INDEMNITIES	27
6.1 Purchaser’s Covenants.	27
6.1.1 Indemnification	27
6.1.2 Seller’s Accounts Receivable	27
6.2 Seller’s Covenants.	28
6.2.1 Indemnification	28
6.2.2 Termination of the Franchise Agreement and the Hotel Management Agreement	28
6.2.3 Operation of the Hotel	28
6.3 Employee Matters	28
6.4 No Obligations of Escrow Holder	29

VII. REPRESENTATIONS AND WARRANTIES	29
7.1 By Purchaser	29
7.1.1 Organization and Standing	29
7.1.2 Due Authorization	30
7.1.3 Lack of Conflict	30
7.1.4 Solvency/Bankruptcy	30
7.2 By Seller	30
7.2.1 Organization and Standing	30
7.2.2 Due Authorization	30
7.2.3 Lack of Conflict	31
7.2.4 Non-Foreign Seller	31
7.2.5 Solvency/Bankruptcy	31
7.2.6 Ground Lease	31
7.2.7 Tenant Leases	31
7.2.8 Existing Management Agreement	31
7.2.9 Employees	31
7.2.10 Contracts	31
7.2.11 Condemnation Proceedings	31

VIII. CONDITIONS PRECEDENT TO CLOSE OF ESCROW	32

ii

8.1 Conditions to Seller’s Obligations	32
8.2 Conditions to Purchaser’s Obligations	33
8.3 Failure of Conditions to Close of Escrow	33

IX. LIQUIDATED DAMAGES	33
9.1 Default by Purchaser	33
9.2 Default by Seller	34

X. BROKERS	35

XI. NOTICES	35

XII. MISCELLANEOUS	37
12.1 Governing Law	37
12.2 Professional Fees and Costs	37
12.3 Exhibits and Schedules a Part of This Agreement	37
12.4 Executed Counterparts	37
12.5 Assignment	37
12.6 IRS - Form 1099-S	38
12.7 Successors and Assigns	38
12.8 Time is of the Essence	38
12.9 Entire Agreement	38
12.10 Further Assurances	38
12.11 Waiver	38
12.12 Headings	39
12.13 Risk of Loss.	39
12.13.1 Risk of Loss	39
12.13.2 Material Loss	39
12.13.3 Nonmaterial Loss	40
12.13.4 Eminent Domain	40
12.14 Construction of Agreement	40
12.15 Tax Deferred Exchange	41
12.16 No Public Disclosure	41
12.17 Covenants, Representations and Warranties	42
12.18 Confidentiality	42
12.19 Limitation on Liability	43
12.20 No Third-Party Beneficiaries	43
12.21 Facsimile Signatures	44
12.22 Exclusivity	44

iii

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

This PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (the “Agreement”) is dated this          day of April, 2010, and is made by and between KALPANA, LLC, a California limited liability company (“Seller”), and CHESAPEAKE LODGING, L.P., a Delaware limited partnership (“Purchaser”).

RECITALS

A.        Seller is the lessee of certain real property located in the City of Los Angeles, County of Los Angeles, State of California, more specifically located at and commonly known as 535 South Grand Avenue, Los Angeles, California 90071on which are constructed certain improvements in, by, and through which is operated a hotel under the name “Hilton Checkers.”

B.        Subject to the terms and conditions hereof, Seller desires to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser desires to acquire from Seller, all of Seller’s right, title and interest in and to the Property (as defined hereinbelow), together with all rights, benefits, privileges and appurtenances pertaining thereto, for such consideration as is hereinafter set forth.

AGREEMENT

NOW, THEREFORE, for valuable consideration, including the promises, covenants, representations and warranties hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally and equitably bound, agree as follows.

I.

DEFINITIONS

As used in this Agreement, the following terms have the meanings ascribed to them in this Article I:

“Additional Deposit.”  As set forth in Section 2.2.1 hereof.

“Alcoholic Beverages.”  All unopened wine, beer and other alcoholic beverages located at the Real Property and held for consumption and/or sale in the operation of the Hotel.

“Assignment of Contracts.”  As set forth in Section 5.2(d) hereof.

“Assignment of Intangibles.”  As set forth in Section 5.2(c) hereof.

“Assignment of Ground Lease.”  As set forth in Section 5.2(f) hereof.

“Bill of Sale.”  As set forth in Section 5.2(b) hereof.

“Bookings.”  All contracts and reservations for the use or occupancy of guest rooms, meeting rooms and/or banquet facilities of the Hotel for periods on and after the Closing Date which are in Seller’s Ordinary Course and any and all books, records and contracts related thereto.

“Casualty.”  As set forth in Section 12.13.1 hereof.

“Casualty Notice.”  As set forth in Section 12.13 hereof.

“Casualty Renovation Cost.”  As set forth in Section 12.13 hereof.

“Close of Escrow.”  As set forth in Section 5.1 hereof.

“Closing Date.”  As set forth in Section 5.1 hereof.

“Compensation.”  All salaries and wages which the Employees are entitled to receive at the time in question, together with all employment taxes with respect thereto, including, without limitation, any withholding or employer contributions under applicable law, any (i) bonus or incentive compensation; (ii) accrued and earned vacation days, sick days and personal days; and (iii) any health, welfare and other benefits provided to the Employees under any employee plans, and employer contributions to, and amounts paid or accrued under, the any employee plans or 401(k) plan for the benefit of the Employees.

“Contracts.”  All leases for any furniture, machinery, equipment and other personal property located at the Hotel and used in connection with the ownership and operation of the Hotel and all maintenance, service and supply contracts and all other agreements and contracts used and/or executed in connection with the ownership and/or operation of the Property, all as set forth on Schedule “A” attached hereto (which schedule may be updated as provided in Section 4.3 hereof), together with all other contracts and agreements (including script, gift certificates and similar promotional arrangements not to exceed an aggregate of Thirty Eight Thousand Dollars ($38,000.00) in face value, and the Bookings) entered into by Seller in connection with the ownership and operation of the property in the Ordinary Course after the expiration of the Due Diligence Period consistent with the provisions of Section 6.2.3 hereof, but excluding loan documents evidencing indebtedness for money borrowed by Seller, the Ground Lease, the Franchise Agreement and the Existing Management Agreement.

“Cooperating Party.”  As set forth in Section 12.15 hereof.

“Cut-Off Time.”  As set forth in Section 5.5.4 hereof.

“Deed.”  As set forth in Section 5.2(a) hereof.

“Due Diligence Period.”  As set forth in Section 4.3 hereof.

“Earnest Money Deposit.”  The Initial Deposit, the Additional Deposit, and all interest accrued thereon.

“Employees.”  All employees of Existing Manager who are employed full-time or part-time at the Hotel at the time in question.

“Environmental Damages.”  As set forth in Section 4.5(g) hereof.

“Environmental Requirements.”  As set forth in Section 4.5(h) hereof.

“Escrow.”  As set forth in Section 3.1 hereof.

“Escrow Holder.”  Lawyers Title Insurance Corporation, Attention: Michele Y. Mesh, 4100 Newport Place Dr., Suite 120, Newport Beach, CA 92660, Telephone No. (949) 724-3141, Telecopier No. (714) 459-7217, E-mail address: mmesh@ltic.com.

“Exchangor.”  As set forth in Section 12.15 hereof.

“Excluded Assets.”  The Proprietary Computer Systems, the Excluded Documents, and subject to Section 5.5.11 hereof, cash, cash equivalents, checks and other funds (including, without limitation, till money, house banks, notes, and Seller’s Accounts Receivable), securities and other evidence of indebtedness held at the Hotel as of the Cut-Off Time, and balances on deposit to the credit of Seller with banking institutions, all of which shall be retained by Seller.

“Excluded Documents.”    All (a) financial statements and information, internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or any affiliate of Seller in connection with this Agreement or otherwise, including, without limitation, tax returns and financial statements of Seller (exclusive of operating statements of the Hotel which shall be provided to Purchaser, records and information necessary to honor the Bookings in accordance with this Agreement, or otherwise relating to the Contracts assumed by Purchaser in accordance with this Agreement), (b) communications between Seller or any affiliate and its attorneys or other agents or representatives, (c) employee personnel files of Seller and the manager of the Hotel unless the Employee consents, in a writing reasonably satisfactory to Seller, to the release or disclosure thereof, (d) appraisals, assessments or other valuations of the Real Property in the possession of Seller, (e) original bills, invoices, receipts and checks relating to expenses incurred prior to the Cut-Off Time (provided that Purchaser shall be entitled to copies of such items), and (f) any confidential or proprietary information of Tarsadia Hotels in Seller’s possession, in each case however embodied.

“Existing Management Agreement.”  That certain Management Agreement dated May 26, 2000 between Seller and Existing Manager.

“Existing Manager.”  Tarsadia Hotels, a California corporation.

“Food Inventory.”  All unopened food, food stuffs, menu stock and non-alcoholic beverages located at the Real Property and held for consumption and/or sale in the operation of the Hotel.

“Franchise Agreement.”  That certain License Agreement dated October 4, 2001 (as amended) between Hilton Inns, Inc.., as franchisor, and Seller, as franchisee, for the Hotel.

“Good Funds.”  A deposit of cash, cashier’s check, certified funds, or confirmed wire transfer of funds.

“Ground Lease.”  That certain Ground Lease dated December 31, 2005, between 535 Grand Avenue, LLC, as the “Landlord”, and Seller, as the “Tenant” for and with respect to the Land.

“Hazardous Materials.”  As set forth in Section 4.5(i) hereof.

“Hotel.”  The hotel business operated and conducted by Seller on the Real Property commonly known as the Hilton Checkers, 535 South Grand Avenue, Los Angeles, California 90071.

“Improvements.”  The buildings, structures, and other permanent improvements located on the Land, including, without limitation, electrical distribution systems, HVAC systems, walkways, driveways, parking lots, recreational facilities, plumbing, swimming pool, lighting, and mechanical equipment and fixtures installed thereon, and all rights, benefits and privileges appurtenant thereto.

“Initial Deposit.”  As set forth in Section 2.2.1 hereof.

“Intangible Property.”  All of Seller’s right title and interest, if any, in and to (a) fictitious business names and logos used by Seller in the operation of the Hotel and which are identified exclusively with the Hotel, but excluding the names “Hilton,” and all derivatives thereof, (b) local (Area Code 213) telephone exchange numbers identified exclusively with the Hotel, (c) transferable licenses, permits, consents, authorizations, approvals, registrations and certificates of any governmental authority held by Seller and used in connection with the construction, ownership, occupancy or operation of the Hotel, and warranties now in effect with respect to the Property, specifically excluding, however, the Liquor Licenses and the Franchise Agreement, (d) all promotional literature, security codes, assignable telephone numbers, warranties, and guarantees, in each case pertaining to and identified exclusively with the Hotel, and (e) all other intangible property located at the Real Property and used by Seller exclusively in connection with the ownership and operation of the Hotel including, but not limited to the name “Checkers”, but excluding the Excluded Assets.

“Intermediary.”  As set forth in Section 12.15 hereof.

“Inventory.”    All unopened operating inventories, materials and supplies used in connection with the operation of the Hotel and located thereat and not held for sale to the general public, including linens, bath towels, paper goods and guest supplies, but excluding the Alcoholic Beverages, the Restaurant Equipment, and the Food Inventory.

“Land.”  The land more particularly described on Exhibit “B” attached hereto and upon which the Improvements are located.

“Land Rights.”    All easements, rights-of-way, strips, zones, licenses, transferable hereditaments, privileges, tenements and appurtenants belonging to the Land, and any right or interest in any open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, across, in front of, contiguous to, abutting or adjoining the Land, and other rights and benefits running with the Land and/or the owner of the Land.

“Leasehold Estate.”  Seller’s interest in and to the Land as the “Tenant” under the Ground Lease.

“Liabilities.”  As set forth in Section 12.15 hereof.

“Liquor Licenses.”  The liquor licenses relating to the operation of the restaurant and lounge businesses at the Real Property.

“Liquor Transfer Agreement.”  As set forth in Section 2.5 hereof.

“Non-Foreign Affidavit.”  As set forth in Section 5.2(e) hereof.

“Notices.”  As set forth in Article XI hereof.

“Opening of Escrow.”  As set forth in Section 3.1 hereof.

“Ordinary Course.”  The course of day-to-day operation of the Hotel, in accordance with its current operating budget and in a manner which does not materially vary from the policies, practices and procedures which have characterized its operation during the 6 months preceding the date hereof, except for mandated changes to practices, policies and procedures pursuant to the Franchise Agreement.

“Permits.”  As set forth in Section 4.5(a) hereof.

“Permitted Exceptions.”  As set forth in Section 4.2 hereof.

“Personal Property.”  All (a) keys and combinations to all doors, cabinets, enclosures and other locks on or about the Real Property, (b) furniture, equipment, motor vehicles, appliances, televisions, telephone systems, artwork, machinery, tools, trade fixtures, and other items of tangible personal property owned by Seller, located on the Real Property, and which are used exclusively in connection with the operation of the Real Property, or ordered for future use at the Hotel as of the Closing Date, (c) copies of files maintained or generated by Seller in the course of Seller’s operation of the Hotel (excluding the Excluded Documents) which are located on the Real Property, (d) all china, glassware, silverware; linens; uniforms; engineering, maintenance, cleaning and housekeeping supplies; matches and ashtrays; soap and other toiletries; stationery, menus and other printed materials; and all other similar materials and supplies, which are located at the Hotel or ordered for future use at the Hotel as of the Closing Date, (e) all merchandise located at the Hotel, including, without limitation, any gift shop or newsstand maintained by Seller or Existing Manager, and held for sale to guests and customers of the Hotel, or ordered for future sale at the Hotel as of the Closing Date, and (f) all other personal property located at the Real Property with respect to which Seller is the owner thereof and which is used by Seller exclusively in connection with the ownership and operation of the Hotel and/or the Real Property; but excluding, however, (i) the Food Inventory and the Alcoholic Beverages, and

related items, (ii) the Excluded Assets, (iii) the personal property owned by any tenant or guest on the Real Property, (iv) the Restaurant Equipment, (v) the Liquor Licenses, (vi) all refunds and claims for refunds for real property and personal property taxes in connection with the Property for any period prior to the Close of Escrow, and (vii) all tax and utilities and other deposits.

“Property.”  The Improvements, the Leasehold Estate, the Hotel, the Personal Property, the Inventory, Seller’s interest in and to the Contracts and the Intangible Property.

“Proprietary Computer Systems.”    The computer software, hardware, programs, processes and procedures set forth on Schedule “C” attached hereto.

“Proprietary Information.”  As set forth in Section 12.18 hereof.

“Purchase Price.”  As set forth in Section 2.2 hereof.

“Real Property.”  The Land, the Land Rights and the Improvements.

“Regulations.”  As set forth in Section 4.5(a) hereof.

“Reports.”  As set forth in Section 4.5(d) hereof.

“Restaurant Equipment.”    All equipment, furniture, fixtures, utensils, glassware, silverware and china used in connection with the operation of all restaurants and lounges on the Real Property.

“Seller’s Accounts Receivable.”  All accounts receivable and other sums owing Seller in connection with the operation of the Hotel existing on and prior to the Close of Escrow.

“Survey.”  As set forth in Section 4.2 hereof.

“Tarsadia Hotels.”  Tarsadia Hotels, a California corporation.

“Title Commitment.”  As set forth in Section 4.1 hereof.

“Title Insurer.”    Lawyers Title Company, Attention: Doug Abernathy, 801 South Figueroa Street, Suite 870, Los Angeles, CA 90017, Telephone No. (213) 330-3055, Telecopier No. (213) 330-3104, E-mail address: DAbernathy@ltic.com.

“Title Policy.”  As set forth in Section 4.2 hereof.

“WARN Act.”  As set forth in Section 6.3 hereof.

II.

SALE AND PURCHASE OF PROPERTY

2.1        Purchase of Property.  As of the Close of Escrow, and subject to the terms and conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Purchaser,

and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Property, free and clear of all liens and encumbrances (other than the Contracts and the Permitted Exceptions), at the Purchase Price provided in Section 2.2. hereof.

2.2        Purchase Price and Terms of Payment.    The purchase price for the Property (“Purchase Price”) shall be Thirty-Two Million Dollars ($32,000,000.00), reduced by an amount equal to the purchase price for the Liquor Licenses, the Alcoholic Beverages, the Food Inventory and the Restaurant Equipment set forth in the Liquor Transfer Agreement, and subject to credits, prorations and adjustments as set forth in Section 5.5 hereof and as otherwise expressly provided in this Agreement, and shall consist of and be payable as follows:

2.2.1        Earnest Money Deposit.    On the business day following the date of the execution hereof by Purchaser and Seller, Purchaser shall deliver to Escrow Holder, in Good Funds, the sum of Two Fifty Thousand Dollars ($250,000.00) (together with all interest accrued thereon the “Initial Deposit”). The Initial Deposit shall become non-refundable to Purchaser if Purchaser does not terminate this Agreement prior to the expiration of the Due Diligence Period pursuant to the provisions of Section 4.4 hereof.

Unless Purchaser has elected to terminate this Agreement in accordance with the provisions of Section 4.4 hereof, prior to the expiration of the Due Diligence Period Purchaser shall deposit with Escrow Holder, in Good Funds, the additional sum of Five Hundred Thousand Dollars ($500,000.00) (the “Additional Deposit”).

The Earnest Money Deposit shall be held by Escrow Holder in accordance with the terms of this Agreement. The Earnest Money Deposit shall be non-refundable to Purchaser (and shall constitute liquidated damages pursuant to Section 9.1 hereof) upon the expiration of the Due Diligence Period (unless Purchaser has, prior thereto, delivered to Seller its Notice of Purchaser’s termination of this Agreement as provided in Section 4.4 hereof); provided, however that the Earnest Money Deposit shall be refundable to Purchaser in the event of (a) a material uncured default by Seller of its obligations under this Agreement, (b) a failure of a condition precedent to Purchaser’s obligations as set forth in this Agreement or (c) as otherwise specifically provided by this Agreement. The Earnest Money Deposit shall be applied to the Purchase Price on the Close of Escrow.

2.2.2        Balance of Purchase Price.  Not later than 5:00 p.m. California time on the business day preceding the Closing Date, Purchaser shall deposit with Escrow Holder, in Good Funds, the balance of the Purchase Price, reduced or increased by such amounts required to take into account such prorations, credits, costs or other adjustments which are required by this Agreement and which can be computed and determined as of the time for the required deposit hereunder.

2.3        Assumption of the Contracts.  As additional consideration, Purchaser shall, on and as of the Close of Escrow, at its sole cost and expense, assume and agree to pay all sums and perform, fulfill and comply with all other covenants and obligations which are to be paid, performed and complied with by Seller under the Contracts which first arise on and after the Close of Escrow. Seller shall indemnify, defend, protect and hold Purchaser and its affiliates harmless from all breaches, claims, liabilities, losses and damages (including attorneys’ fees and related costs, whether or not legal proceedings are instituted) arising under the Contracts for all periods prior to the Close of Escrow. Purchaser shall indemnify, defend, protect and hold Seller, Tarsadia Hotels, and their affiliates, harmless from all breaches, claims, liabilities, losses and damages (including attorneys’ fees and related costs, whether or not legal proceedings are instituted) arising under the Contracts (including, without limitation, those arising from or as a result of the assignment and assumption thereof) for all periods on and after the Close of Escrow.

2.4        Franchise Agreement.  Purchaser shall or shall cause its affiliate, at its sole cost and expense, prior to or concurrently with the Close of Escrow, enter into a new franchise agreement for the Hotel with Hilton Inns, Inc. on such terms and conditions as Hilton Inns, Inc. and Purchaser shall negotiate. Purchaser’s obligation under this Section 2.4 is a covenant and not a condition precedent to its obligations under the Agreement.

2.5        Liquor Licenses, Alcoholic Beverages, Food Inventory and Restaurant Equipment.    The Liquor Licenses, Alcoholic Beverages, Food Inventory and Restaurant Equipment located at the Hotel shall be conveyed to Purchaser (or its designee) pursuant to a separate purchase and sale agreement (the “Liquor Transfer Agreement”) in the form and content attached hereto as Exhibit “D,” to be executed by Purchaser, Seller and the holder of the Liquor Licenses concurrently herewith.

III.

ESCROW

3.1        Opening of Escrow.  Purchaser and Seller shall open an escrow (the “Escrow”) with Escrow Holder by depositing with Escrow Holder the Earnest Money Deposit and three (3) copies of this Agreement duly executed (in counterparts or otherwise) by Seller and Purchaser. The time when Escrow Holder so receives the Earnest Money Deposit and the copies of this Agreement, fully executed by the parties and executes and delivers copies thereof to Seller and Purchaser, shall be deemed the “Opening of Escrow.” Purchaser and Seller shall execute and deliver to Escrow Holder, in a timely fashion, such instruments and funds as are reasonably necessary to close the Escrow and consummate the sale and purchase of the Property (or the exchange thereof, if applicable) in accordance with the terms and provisions of this Agreement.

3.2        Intentionally Omitted.

3.3        Deposit of Funds.  Except as otherwise provided in this Agreement, all funds deposited into the Escrow by Purchaser shall be immediately deposited by Escrow Holder into Treasury Bills or other short-term United States Government obligations, in repurchase contracts for the same, or in a federally insured money market account, subject to the control of Escrow Holder in a bank or savings and loan association, or such other institution approved by Purchaser; provided, however, that such funds must be readily available as necessary to comply with the terms of this Agreement and Escrow Holder’s escrow instructions (including the return of the Earnest Money Deposit, or any portion thereof then on deposit with Escrow Holder, to Purchaser in accordance with this Agreement), and for the Escrow to close within the time specified in Section 5.1 of this Agreement. Except as may be otherwise specifically provided herein, interest on amounts placed by Escrow Holder in any such investments or interest bearing accounts shall accrue to the benefit of Purchaser, and Purchaser shall promptly provide to Escrow Holder Purchaser’s completed and executed W-9 with Purchaser’s Tax Identification Number and Escrow Holder’s Investment Instructions.

IV.

CONDITION OF TITLE

4.1        Title Commitment.  On or before the date hereof Escrow Holder shall furnish to Purchaser a current commitment for a C.L.T.A. Leasehold Policy of Title Insurance (standard coverage) issued by Title Insurer (the “Title Commitment”) reflecting the status of title to the Real Property and all exceptions, including easements, licenses, restrictions, rights-of-way, leases, covenants, reservations and other conditions, if any, affecting the Real Property, which would appear in a C.L.T.A. Leasehold Policy of Title Insurance (standard coverage) if used, and committing to issue the C.L.T.A. Leasehold Policy of Title Insurance (standard coverage) to Purchaser in an amount equal to or less than the Purchase Price. Accompanying the Title Commitment, Escrow Holder shall cause to be furnished to Purchaser, to the extent available, legible copies of the documents affecting the Real Property referred to in the Title Commitment.

4.2        Title to the Leasehold Estate and the Improvements.  Effective as of the Close of Escrow, but conditioned upon the Close of Escrow, Title Insurer shall issue to Purchaser Title Insurer’s C.L.T.A. Leasehold Policy of Title Insurance (standard coverage) (the “Title Policy”), with liability in the amount of the Purchase Price for the Leasehold Estate and the Improvements insuring title therein as vested in Purchaser subject only to the following matters affecting title (“Permitted Exceptions”).

    (a)        All general and special property taxes and assessments not yet due and payable or if due and payable not yet delinquent, and all improvement and assessment bonds with respect to the Real Property;

    (b)        Supplemental taxes assessed as a result of the sale of the Leasehold Estate and the Improvements by Seller to Purchaser pursuant to the provisions of California Revenue and Taxation Code Chapter 3.5 (commencing with Section 75);

    (c)        All liens, covenants, conditions, restrictions, easements, rights of way, and all other exceptions to title as referenced in the Title Commitment, except monetary liens and encumbrances (other than caused by Purchaser) which Seller shall remove at or prior to the Close of Escrow;

    (d)        All exceptions to title disclosed by or in, or arising from or in connection with, the Survey (and any updates thereto) of the Real Property for the Title Policy (including, without limitation, easements, encroachments and zoning);

    (e)        The Ground Lease, and the reversionary interest of the “Landlord” thereunder in and to the Improvements;

    (f)        All security interests recorded in connection with the Contracts;

    (g)        Rights of parties in possession not shown by the public records, easements or claims of easements not shown by the public records, but with respect to which Purchaser has knowledge thereof;

    (h)        Governmental laws, codes, ordinances and restrictions now or hereafter in effect so far as these affect the Property or any part thereof, including, without limitation, zoning ordinances (and amendments and additions relating thereto) and the Americans with Disabilities Act of 1990, as amended, and any and all other matters, known or unknown, relating to the Property, or its condition, use, value or operation;

    (i)        Any exceptions created by Purchaser or its agents, employees and/or contractors, including without limitation, any exceptions arising by reason of the entry on the Real Property by Purchaser or by its agents, employees and/or contractors; and

    (j)        All preprinted exceptions and exclusions contained in the Title Policy, except those customarily deleted by an owner’s affidavit.

    At Purchaser’s election, the Title Policy shall be an A.L.T.A. Leasehold Policy of Title Insurance (extended coverage); provided, however, subject to Section 8.2(d) hereof, that Purchaser’s ability to obtain an A.L.T.A. Leasehold Policy of Title Insurance (extended coverage) shall not be a condition precedent to Purchaser’s obligations hereunder and shall not extend the Closing Date or delay the Close of Escrow. In addition, Purchaser shall have the right to obtain from Title Insurer such endorsements to the Title Policy and/or such additional liability protection as Purchaser may elect to obtain; provided, however, that Purchaser’s ability to obtain such title endorsements and/or such additional liability protection shall not be a condition precedent to Purchaser’s obligations hereunder and shall not extend or delay the Close of Escrow. Purchaser shall be solely responsible for negotiating with Title Insurer with respect to such A.L.T.A. Leasehold Policy of Title Insurance (extended coverage) and/or with respect to such title endorsements and/or such additional liability protection as may be requested by Purchaser, if any.

    Seller will deliver to Purchaser a copy of the latest survey of the Real Property in its possession, without warranty, and Purchaser shall be solely responsible for, and shall assume the risk of, obtaining a survey (or updating Seller’s survey) of the Real Property (the “Survey”) acceptable to Title Insurer for purposes of issuing the Title Policy. Seller will also deliver to Title Insurer an owner’s affidavit in customary form in connection with the issuance of the Title Policy

4.3        Inspection and Due Diligence Review.  Purchaser shall have the right, in its sole discretion, until 3:00 p.m. California time on April 29, 2010, or such earlier date as Purchaser shall elect in writing, to satisfy itself, in its sole discretion, as to the condition and extent of the Property (the “Due Diligence Period”). Subject to the prior termination of this Agreement, during the Due Diligence Period Seller shall cooperate and provide Purchaser with reasonable and continuing access to the Real Property upon one (1) business day prior Notice to Seller for the purpose of Purchaser’s inspection and due diligence review. In connection with such review, during normal business hours during the Due Diligence Period, Purchaser shall be afforded the opportunity to review reasonably available books and records, including non-proprietary financial reports, the Ground Lease, the Franchise Agreement, and the Contracts pertaining to the Hotel which are in or under Seller’s control and relate to the operation of the Hotel, upon reasonable Notice, except that Seller shall have no obligation to deliver or make available to Purchaser, and Purchaser shall have no right to review, the Excluded Documents and the Proprietary Information. Except as otherwise authorized by Seller pursuant to this Section 4.3, neither Purchaser nor any of its employees, agents or representatives shall contact or otherwise discuss this transaction and /or the operation of the Hotel with any on-site employees of the Hotel or otherwise contract any governmental authority with respect to the Property or the Land, in each case without the written consent of Seller.

Not later than ten (10) business days prior to the expiration of the Due Diligence Period, Purchaser shall deliver to Seller a written list of all contracts and leases (but not Bookings) pertaining to or affecting the Property and/or the Real Property which Purchaser agrees to assume. If Purchaser fails to so provide such written list, Purchaser shall assume all such contracts and leases. Upon receipt thereof, Seller shall review such list and, not later than 5:00 p.m. California time on the date five (5) business days after the receipt thereof, deliver to Purchaser, in writing, Seller’s list of those contracts and leases which Purchaser has not agreed to assume that Seller will terminate (but Seller’s obligation to terminate shall be limited to those contracts and leases that can be terminated at no cost or expense to Seller) and a list of those contracts and leases that Seller will not agree to terminate. Purchaser shall have until 5:00 p.m. California time on the date two (2) business days after the receipt of Seller’s writing to then elect, in a writing delivered to Seller, to assume all such contracts and leases that Seller is not willing to terminate or to terminate this Agreement and cancel the Escrow. If Purchaser does not so elect to terminate this Agreement and cancel the Escrow, then Seller shall amend Exhibit “A” to this Agreement to so reflect the contracts and leases to be assumed by Purchaser. If Purchaser fails to elect to so terminate this Agreement and cancel the Escrow as provided herein, Purchaser shall assume all of such contracts and leases that Seller has not agreed to terminate.

Purchaser may, at its sole cost and expense, engage a third-party Certified Public Accountant to perform audits of the books and records of the Hotel, balance sheets as of December 31, 2009 and December 31, 2008 and the related statements of operations and cash flows for the Hotel, for the years ended December 31, 2009 and December 31, 2008, which audits shall include all disclosures required by generally accepted accounting principles and Securities and Exchange Commission regulations. Seller shall use commercially reasonable efforts to cooperate in connection with the performance of such audits and shall provide or cause to be provided any information reasonably requested by the accountants relating to such balance sheets, related statements of operations and cash flows for the Hotel. In connection with such audits, Seller shall provide or cause to be provided to the accountants performing the audits a representation letter acceptable to Seller in accordance with American Institute of Public Accountants professional standards.

During the Due Diligence Period, Purchaser shall also have the opportunity to conduct a Phase I environmental audit/study, a property condition report, zoning report and such other studies desired by Purchaser (subject to Seller’s consent rights set forth heein) of the Real Property, provided such Phase I environmental audit/study is not invasive or intrusive. Any environmental audit/study proposed to be undertaken by Purchaser shall be subject to Seller’s written approval prior to the commencement thereof, which approval shall not be unreasonably withheld. As a condition to any such consent, Purchaser shall obtain and maintain such public liability insurance in an amount of Two Million Dollars ($2,000,000) affecting the Real Property, naming Seller as an additional insured.

Purchaser, at all times, will conduct such due diligence in compliance with all applicable laws and in a manner so as to not cause damage, loss, cost or expense to Seller, the Property or the guests of the Property, and without unreasonably interfering with or disturbing any employee, tenant or guest at the Property. Purchaser shall not reveal to any governmental agency or any other third party (other than Purchaser’s employees, agents, attorneys, trustees, lenders and advisors) not approved by Seller the results of or any other information acquired pursuant to its inspections. Purchaser will promptly restore any damage to the Property caused by Purchaser’s inspection to its condition immediately preceding such inspections and examinations and will keep the Property free and clear of any mechanic’s liens or materialmen’s liens in connection with such inspections and examinations.

The cost of the inspections and tests undertaken pursuant to this Section 4.3 shall be borne solely by Purchaser. Purchaser shall indemnify, protect, defend, and hold Seller, Seller’s lenders, Tarsadia Hotels, and their affiliates, owners, agents and employees harmless from and against any obligation, liability, claim (including any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss, damage, cost or expense, including reasonable attorneys’ fees, whether or not legal proceedings are instituted, arising from the acts or omissions of Purchaser or its agents, employees or contractors occurring in connection with, or as a result of, such inspections, tests or examinations of the Property, except to the extent resulting from Seller’s gross negligence or intentional misconduct. Purchaser shall in no event be responsible under this Section 4.3 for any condition already existing on the Property prior to the time of the inspections, except and only to the extent that Purchaser or the inspections exacerbate such existing condition.

Purchaser covenants and agrees that all such information and materials disclosed and/or delivered to it by Seller, or Seller’s agents, employees and representatives, are confidential and proprietary information, and that Purchaser shall hold the same in strict confidence, and shall not disclose the same to anyone other than its agents, employees and advisors on a “need-to-know” basis subject to the confidentiality restrictions set forth herein. Purchaser also agrees that, in the event the transactions contemplated in this Agreement are not consummated as provided herein or Purchaser terminates this Agreement prior to the expiration of the Due Diligence Period, Purchaser shall return all such information and documentation, and all copies thereof to Seller promptly upon Seller’s request and certify to Seller that it has destroyed all materials prepared by or for Purchaser and/or its representatives utilizing any such information and documentation.

Except as expressly provided in this Agreement, Seller makes no representations or warranties as to the truth, accuracy or completeness of any third-party materials, data or other information, if any, supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Seller’s possession). It is the parties’ express understanding and agreement that any such materials are to be provided only for Purchaser’s convenience in making its own examination and determination prior to the expiration of the Due Diligence Period as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any third-party materials supplied by Seller. Purchaser expressly disclaims any intent to rely on any such third-party materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

The obligations of Purchaser under this Section 4.3 (including its indemnification obligations) shall survive the Close of Escrow or the termination of this Agreement.

4.4        Notice of Non-Satisfaction.  During the Due Diligence Period, by Notice delivered to Seller and Escrow Holder prior to the expiration of the Due Diligence Period, Purchaser may in its sole and absolute discretion, for any reason or for no reason, terminate this Agreement and cancel the Escrow, in which case the Initial Deposit shall be promptly refunded to Purchaser without further instruction from Purchaser or Seller (and notwithstanding instructions received to the contrary), and Purchaser shall return to Seller all information and documentation, and all copies thereof delivered to it pursuant to the provisions of Section 4.3 hereof and certify to Seller that it has destroyed all materials prepared by or for Purchaser and/or its representatives utilizing any such information and documentation, and neither Seller nor Purchaser shall have any further obligations under this Agreement (except as otherwise provided in this Agreement).

If Purchaser provides Notice of its election to waive its right to terminate this Agreement as permitted in this Section 4.4 or fails to provide Notice of cancellation before the expiration of the Due Diligence Period, Purchaser shall be deemed to have approved the state of the Property and the condition of title, and shall be deemed to have irrevocably waived its rights to terminate this Agreement during the Due Diligence Period and cancel the Escrow as a result thereof.

The failure of Purchaser to provide a Notice of termination or waiver prior to the expiration of the Due Diligence Period shall be deemed Purchaser’s irrevocable election not to so terminate this Agreement.

4.5        Condition of the Property.

    (a)        BY ENTERING INTO THIS AGREEMENT, PURCHASER HAS AGREED TO, AND WILL, PERFORM (AND PURCHASER REPRESENTS AND WARRANTS TO SELLER THAT PURCHASER IS CAPABLE OF PERFORMING) A SOPHISTICATED, EXPERT, THOROUGH AND INDEPENDENT INVESTIGATION, ANALYSIS AND EVALUATION OF THE PROPERTY, AND PURCHASER AGREES THAT PURCHASER SHALL BE CHARGED WITH KNOWLEDGE OF ALL INFORMATION WHICH IS OR SHOULD HAVE BEEN ACQUIRED BY PURCHASER AS

A RESULT OF SUCH AN INVESTIGATION, ANALYSIS, EVALUATION, AND THE MATERIALS DELIVERED BY SELLER TO PURCHASER. PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE DETERMINED, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN, AND THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT THE PROPERTY IS ACCEPTABLE TO PURCHASER. PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE HAD ACCESS TO AND WILL HAVE CONDUCTED ITS OWN THOROUGH AND INDEPENDENT INSPECTION, INVESTIGATION, ANALYSIS AND EVALUATION OF ALL INSTRUMENTS, RECORDS AND DOCUMENTS WHICH PURCHASER MAY DETERMINE TO BE APPROPRIATE OR ADVISABLE TO REVIEW IN CONNECTION WITH PURCHASER’S ACQUISITION OF THE PROPERTY AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THOSE RELATING TO ALL ZONING REGULATIONS AND OTHER GOVERNMENTAL REQUIREMENTS (INCLUDING, WITHOUT LIMITATION, ANY IMPACT THEREOF ON PURCHASER’S INTENDED USE AND/OR DEVELOPMENT OF THE PROPERTY, INCLUDING PURCHASER’S ABILITY TO OBTAIN ANY SUCH APPROVALS, PERMITS AND VARIANCES, AND ANY AMENDMENTS, WAIVERS, MODIFICATIONS, USES AND CHANGES THERETO), SITE AND PHYSICAL CONDITIONS, TITLE MATTERS, THE DUE DILIGENCE MATERIALS DELIVERED TO PURCHASER BY SELLER, AND ALL OTHER MATTERS AFFECTING THE USE, OCCUPANCY, VALUE, AND CONDITION OF THE PROPERTY, AND PURCHASER WILL EITHER HAVE DETERMINED, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN, AND THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT THE INFORMATION AND DATA CONTAINED THEREIN OR EVIDENCED THEREBY ARE SATISFACTORY TO PURCHASER, OR TERMINATED THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON SELLER TO INDICATE THE RELATIVE IMPORTANCE OR MATERIALITY OF ANY OF THE INSTRUMENTS, RECORDS, DOCUMENTS AND OTHER INFORMATION MADE AVAILABLE TO PURCHASER FOR REVIEW AND PURCHASER SHALL MAKE ITS OWN DETERMINATION AS TO THE LEVEL OF SCRUTINY IT APPLIES TO SUCH INSTRUMENTS, RECORDS AND DOCUMENTS MADE AVAILABLE TO PURCHASER.

PURCHASER ACKNOWLEDGES THAT SELLER WAS NOT THE DEVELOPER OR THE ORIGINAL OWNER OF THE REAL PROPERTY OR THE HOTEL. PURCHASER FURTHER ACKNOWLEDGES THAT, PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE THOROUGHLY INSPECTED AND EXAMINED, AND UNCONDITIONALLY AND IRREVOCABLY APPROVED AND ASSUMED (SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES AS SET FORTH HEREIN) ALL LIABILITY FOR, ALL ELEMENTS COMPRISING THE PROPERTY, AND ALL FACTORS RELATED TO THEIR USE AND OPERATION (BOTH CURRENT AND INTENDED USES), INCLUDING, WITHOUT LIMITATION, THE GROUND LEASE, THE CONTRACTS, UTILITIES, PHYSICAL AND FUNCTIONAL ASPECTS OF THE PROPERTY, THE CONSTRUCTION AND CONDITION OF THE REAL PROPERTY, ALL MATTERS AFFECTING AND RELATING TO TITLE, AND MUNICIPAL AND OTHER LEGAL

REQUIREMENTS SUCH AS TAXES, ASSESSMENTS AND BONDS, ZONING, USE PERMITS, BUSINESS PERMITS, LICENSES, AND SIMILAR ENTITLEMENTS, INVESTIGATIONS OR ANALYSES OF PRESENT AND FUTURE LAWS, STATUTES, RULES, REGULATIONS, ORDINANCES, LIMITATIONS, RESTRICTIONS OR REQUIREMENTS CONCERNING THE USE, DENSITY, LOCATION AND SUITABILITY OF THE REAL PROPERTY OR ANY EXISTING OR PROPOSED DEVELOPMENT, BUILDOUT, REDEVELOPMENT, CHANGE IN USE, AND CONDITION THEREOF (COLLECTIVELY “REGULATIONS”), INCLUDING, BUT NOT LIMITED TO: ZONING, SUBDIVISION, ENVIRONMENTAL AND OTHER SUCH REGULATIONS; THE NECESSITY AND AVAILABILITY OF ANY GENERAL OR SPECIFIC PLAN AMENDMENTS, REZONING, ZONE VARIANCES, CONDITIONAL USE PERMITS, BUILDING PERMITS, ENVIRONMENTAL IMPACT REPORTS, PARCEL OR SUBDIVISION MAPS, OR ANY OTHER GOVERNMENTAL PERMITS, APPROVALS, ENTITLEMENTS OR ACTS IN RESPECT OF THE REAL PROPERTY (COLLECTIVELY “PERMITS”); THE NECESSITY OR EXISTENCE OF ANY DEDICATIONS, FEES, CHARGES, COSTS OR ASSESSMENTS THAT MAY BE IMPOSED IN CONNECTION WITH ANY REGULATIONS OR THE OBTAINING OF ANY PERMITS; THE ECONOMIC VALUE OF THE REAL PROPERTY, AND THE SIZE, DIMENSIONS, LOCATION AND TOPOGRAPHY OF THE REAL PROPERTY; THE AVAILABILITY OR ADEQUACY OF THE ACCESS TO THE REAL PROPERTY AND OF PARKING; THE EXTENT OF INFRASTRUCTURE OR OTHER IMPROVEMENTS, IF ANY, REQUIRED TO BE BUILT BY PURCHASER ON, NEAR OR CONCERNING THE REAL PROPERTY IN ORDER TO DEVELOP AND BUILDOUT THE REAL PROPERTY; THE EXTENT OR CONDITION OF ANY GRADING OR OTHER SITE WORK ALREADY PERFORMED OR HEREAFTER REQUIRED FOR PURCHASER’S PROPOSED DEVELOPMENT AND BUILDOUT; ANY SURFACE, SOIL, SUBSOIL, GEOLOGIC OR GROUND WATER CONDITIONS OR OTHER PHYSICAL CONDITIONS OF OR AFFECTING THE REAL PROPERTY, SUCH AS AIRCRAFT OVERFLIGHT, TRAFFIC, CLIMATE, DRAINAGE AND AIR; THE POSSIBILITY OF FUTURE FEES AND ASSESSMENTS OR INCREASES IN EXISTING FEES AND ASSESSMENTS BY ONE OR MORE GOVERNMENTAL ENTITIES OR DISTRICTS; AND ALL OTHER MATTERS CONCERNING THE CONDITION, USE, DEVELOPMENT OR SALE OF THE REAL PROPERTY. PURCHASER HEREBY ACKNOWLEDGES THAT NONE OF THE FOREGOING, AND THE FAILURE OF PURCHASER TO OBTAIN ANY OF THE FOREGOING, AS THE CASE MAY BE, SHALL BE THE BASIS FOR PURCHASER’S RIGHT TO TERMINATE THIS AGREEMENT OR OBTAIN AN ADJUSTMENT TO THE PURCHASE PRICE, AND PURCHASER HEREBY RELEASES AND FOREVER DISCHARGES SELLER FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN ANY WAY RELATED TO ALL OF THE ITEMS LISTED IN THIS SECTION, WHICH RELEASE AND DISCHARGE FROM LIABILITY SHALL SURVIVE THE CLOSE OF ESCROW.

PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER’S DELIVERY OF AFFIRMATIVE NOTICE OF ITS ELECTION TO WAIVE ITS RIGHT TO TERMINATE THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD SHALL BE CONCLUSIVELY DEEMED PURCHASER’S AFFIRMATION THAT IT HAS COMPLETED ITS INVESTIGATIONS AND DUE

DILIGENCE REVIEW OF THE PROPERTY AND HAS (SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES AS SET FORTH HEREIN) APPROVED THE CONDITION AND STATE THEREOF.

(b)        PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS SUBSTANTIAL EXPERIENCE WITH REAL PROPERTY, HOTELS AND HOTEL OPERATIONS, AND THAT PURCHASER WILL ACQUIRE THE PROPERTY IN “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION, AND (SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES AS SET FORTH HEREIN) SOLELY IN RELIANCE ON PURCHASER’S OWN INSPECTION AND EXAMINATION. PURCHASER WAIVES ANY OBLIGATION ON THE PART OF SELLER, OR ANY OTHER PERSON, TO DISCLOSE ANY DEFECTS OR OTHER DEFICIENCIES OR LIABILITIES IN OR WITH RESPECT TO THE PROPERTY.

(c)        EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT SELLER MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, NATURE OR SORT, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS, THE ABSENCE OF VIOLATIONS OF LAWS, THE PHYSICAL CONDITION, PAST, PRESENT OR FUTURE OPERATION AND/OR PERFORMANCE, OR VALUE, OF THE PROPERTY. SELLER CONVEYS THE PROPERTY TO PURCHASER “AS IS AND WHERE IS, WITH ALL FAULTS,” AND PURCHASER ACKNOWLEDGES THAT, EXCEPT AS SET FORTH HEREIN, SELLER MAKES NO REPRESENTATIONS, GUARANTIES OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE QUALITY, CHARACTER, EXTENT, PERFORMANCE, CONDITION OR SUITABILITY OF THE PROPERTY FOR ANY PURPOSE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR GUARANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE. PURCHASER ACKNOWLEDGES THAT PURCHASER SHALL BE SOLELY RESPONSIBLE AND LIABLE FOR ASCERTAINING THE TRANSFERABILITY OF ALL LICENSES, PERMITS AND OTHER GOVERNMENTAL CONSENTS FOR THE OWNERSHIP, USE AND OPERATION OF THE PROPERTY, AND SHALL BE SOLELY RESPONSIBLE FOR OBTAINING THE TRANSFERS THEREOF.

 EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER FURTHER WAIVES ANY AND ALL WARRANTIES, GUARANTIES, CONDITIONS OR LIABILITIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, ANY OBLIGATION OF SELLER WITH RESPECT TO CONSEQUENTIAL DAMAGES) AND ALL TORT LIABILITY, EXCLUDING LIABILITY ARISING FROM SELLER’S GROSS NEGLIGENCE, FRAUD OR INTENTIONAL MISCONDUCT. PURCHASER ALSO ACKNOWLEDGES THAT SOME DEFECTS MAY BECOME APPARENT ONLY AFTER THE CLOSE OF ESCROW AND HEREBY RELEASES AND HOLDS SELLER HARMLESS FROM BLAME AND ALL LIABILITY FOR SUCH “LATENT DEFECTS.” PURCHASER HEREBY COVENANTS

NOT TO BRING ANY ACTION AGAINST SELLER BASED ON ANY OF THESE CLAIMS. THIS SECTION SHALL SURVIVE THE CLOSE OF ESCROW.

 PURCHASER’S INSPECTION, INVESTIGATION AND SURVEY OF THE PROPERTY, DURING THE DUE DILIGENCE PERIOD, SHALL BE IN LIEU OF ANY NOTICE OR DISCLOSURE REQUIRED BY SECTION 25359.7 OF THE CALIFORNIA HEALTH AND SAFETY CODE, OR BY ANY OTHER PROVISION OF THE CALIFORNIA CIVIL CODE, OR PURSUANT TO ANY OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, LAWS REQUIRING DISCLOSURE BY SELLER OF FLOOD, FIRE, SEISMIC HAZARDS, LEAD PAINT, MELLO ROOS, LANDSLIDE AND LIQUEFACTION, OTHER GEOLOGICAL HAZARDS, RAILROAD AND OTHER UTILITY ACCESS, SOIL CONDITIONS AND OTHER CONDITIONS WHICH MAY AFFECT THE USE OF THE REAL PROPERTY, AND PURCHASER HEREBY WAIVES ANY REQUIREMENT FOR A NOTICE PURSUANT TO THOSE PROVISIONS AND HEREBY ACKNOWLEDGES AND AGREES THAT IT IS FAMILIAR WITH SUCH DISCLOSURE REQUIREMENTS AND WILL CONDUCT ITS OWN DUE DILIGENCE WITH RESPECT TO ALL MATTERS COVERED THEREBY, AND HEREBY RELEASES SELLER FROM LIABILITY IN CONNECTION THEREWITH. PURCHASER SHALL BE DEEMED TO HAVE APPROVED ALL CONDITIONS PERTAINING TO THE PROPERTY UNLESS IT CANCELS THE ESCROW IN ACCORDANCE HEREWITH ON OR BEFORE THE END OF THE DUE DILIGENCE PERIOD.

(d)        PURCHASER ALSO ACKNOWLEDGES AND AGREES THAT, ALTHOUGH SELLER HAS PROVIDED TO PURCHASER CERTAIN REPORTS, STUDIES AND SURVEYS FOR OR REGARDING THE REAL PROPERTY (THE “REPORTS”), SELLER HAS NOT VERIFIED THE ACCURACY THEREOF AND MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE MATTERS SET FORTH THEREIN, IT BEING THE RESPONSIBILITY OF PURCHASER TO VERIFY THE ACCURACY OF SUCH REPORTS. PURCHASER AGREES THAT SELLER HAS NO LIABILITY OR RESPONSIBILITY FOR THE ACCURACY OR CONTENTS OF ANY SUCH REPORTS. PURCHASER HEREBY RELEASES AND FOREVER DISCHARGES SELLER FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN ANY WAY RELATED TO ALL OF THE ITEMS LISTED IN THIS PARAGRAPH 4.5(d), WHICH RELEASE AND DISCHARGE FROM LIABILITY SHALL SURVIVE THE CLOSE OF ESCROW, EXCEPT FOR SELLER’S FRAUD OR INTENTIONAL MATERIAL MISREPRESENTATION.

 FURTHERMORE, EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT AND DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE INTEGRATION OF HAZARDOUS MATERIALS UPON OR WITHIN THE REAL PROPERTY. IN THAT REGARD, PURCHASER WILL, PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, CONDUCT ITS OWN INVESTIGATION AND OBTAIN ITS OWN ENVIRONMENTAL ASSESSMENT REPORT TO DETERMINE IF THE REAL PROPERTY CONTAINS ANY HAZARDOUS OR TOXIC WASTE, MATERIALS,

DISCHARGE, DUMPING OR CONTAMINATION, WHETHER SOIL, GROUNDWATER OR OTHERWISE, WHICH VIOLATES ANY FEDERAL, STATE, LOCAL OR OTHER GOVERNMENTAL LAW, REGULATION OR ORDER OR REQUIRES REPORTING TO ANY GOVERNMENTAL AUTHORITY.

(e)        SELLER SHALL HAVE NO OBLIGATION OR DUTY TO EXPEND FUNDS FOR, OR OTHERWISE BE RESPONSIBLE TO CONDUCT OR PERFORM, ANY CLEAN-UP REQUIREMENT(S) AS IMPOSED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENT LAW, REGULATION, ORDINANCE OR AGENCY FOR THE REMOVAL OF ANY HAZARDOUS MATERIALS CONTAMINATION FROM THE REAL PROPERTY.

(f)        AS OF THE CLOSE OF ESCROW, EXCEPT AS TO SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, PURCHASER, FOR ITSELF AND ITS OWNERS, SUCCESSORS AND ASSIGNS, HEREBY RELEASES AND FOREVER DISCHARGES SELLER AND TARSADIA HOTELS, AND THEIR PAST, PRESENT AND FUTURE MEMBERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ASSIGNS, AND SUCCESSORS-IN-INTEREST FROM ALL PAST, PRESENT AND FUTURE CLAIMS, DEMANDS, OBLIGATIONS, LOSSES AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, DIRECT OR INDIRECT, FORESEEN OR UNFORESEEN, SUSPECTED OR UNSUSPECTED, WHICH ARE BASED UPON OR ARISE OUT OF OR IN CONNECTION WITH THE CONDITION OF THE PROPERTY, THE MATTERS ADDRESSED IN SUBSECTIONS (a), (b), (c), (d) AND (e) OF THIS SECTION 4.5, AND WITH RESPECT TO ANY ENVIRONMENTAL DAMAGES OR ENVIRONMENTAL REQUIREMENTS, INCLUDING, WITHOUT LIMITATIONS, THE PHYSICAL, STRUCTURAL, GEOLOGICAL, MECHANICAL AND ENVIRONMENTAL (SURFACE AND SUBSURFACE) CONDITION OF THE REAL PROPERTY (INCLUDING THE IMPROVEMENTS THEREON) OR ANY LAW OR REGULATION RELATING TO HAZARDOUS MATERIALS, INCLUDING, BUT NOT LIMITED TO, LOSSES IN CONNECTION WITH PROPERTY DAMAGE, CLAIMS BY GOVERNMENTAL AGENCIES, DIMINUTION IN VALUE AND PERSONAL INJURY LOSSES. PURCHASER EXPRESSLY UNDERSTANDS AND ACKNOWLEDGES THAT IT IS POSSIBLE THAT UNKNOWN PROBLEMS, (EXCEPT WHERE SELLER KNOWLINGLY MADE A MATERIAL MISREPRESENTATION OR ENGAGED IN FRAUDULENT CONDUCT). CONDITIONS OR LOSSES MAY EXIST WITH RESPECT TO THE PROPERTY AND THAT PURCHASER EXPLICITLY TOOK SUCH INTO ACCOUNT IN DETERMINING THE PURCHASE PRICE FOR THE PROPERTY AND ITS ELECTION TO PROCEED WITH THE PURCHASE THEREOF, AND THAT A PORTION OF SUCH CONSIDERATION, HAVING BEEN BARGAINED FOR BETWEEN THE PARTIES WITH THE KNOWLEDGE OF THE POSSIBILITY OF SUCH UNKNOWN PROBLEMS, CONDITIONS OR CLAIMS, WAS GIVEN IN EXCHANGE FOR A FULL ACCORD, SATISFACTION AND DISCHARGE OF ALL SUCH PROBLEMS, CONDITIONS AND LOSSES. WITHOUT LIMITING THE FOREGOING, THIS RELEASE SPECIFICALLY APPLIES TO ALL LOSSES AND CLAIMS ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, (42 U.S.C. SECTIONS 9601 ET

SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, (42 U.S.C. SECTIONS 6901 ET SEQ.), THE CLEAN WATER ACT, (33 U.S.C. SECTIONS 466 ET SEQ.), THE SAFE DRINKING WATER ACT, (14 U.S.C. SECTION 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, (49 U.S.C. SECTIONS 1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT, (15 U.S.C. SECTIONS 2601-2629), THE CALIFORNIA HAZARDOUS WASTE CONTROL LAW, (CALIFORNIA HEALTH AND SAFETY CODE SECTIONS 25100-25600), THE PORTER-COLOGNE WATER QUALITY CONTROL ACT (CALIFORNIA HEALTH AND SAFETY CODE SECTIONS 13000 ET SEQ.), AND ANY OTHER FEDERAL, STATE OR LOCAL LAW OF SIMILAR EFFECT, AS WELL AS ANY AND ALL COMMON LAW CLAIMS. IN ACCORDANCE WITH THE FOREGOING, PURCHASER WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542 (AND ALL SIMILAR STATUTES IN ALL OTHER STATES) WHICH STATES IN FULL AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BY INITIALING THIS AGREEMENT CLAUSE, PURCHASER ACKNOWLEDGES THAT THIS SECTION HAS BEEN READ AND FULLY UNDERSTOOD, AND THAT PURCHASER HAS HAD THE CHANCE TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE.

PURCHASER’S INITIALS

(g)        “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time as a result of the existence of Hazardous Materials upon, about, beneath the Real Property or migrating or threatening to migrate to or from the Real Property, or the existence of a violation of Environmental Requirements pertaining to the Real Property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of the Real Property.

(h)        “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment.

(i)        “Hazardous Materials” means any substance (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy; or (ii) which is defined as a “hazardous waste” or “hazardous substance” under any federal, state or local statute, regulation or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and amendments thereto and regulations promulgated thereunder; or (iii) which is toxic, explosive, corrosive, infectious or otherwise hazardous or is regulated by any federal, state or local governmental authority; (iv) without limitation which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde; and (v) mold and fungi.

The provisions of this Section 4.5 shall survive the Close of Escrow.

V.

CLOSING

5.1        Closing Date.  The “Closing Date” for purposes of this Agreement shall be the date thirty (30) days from the date of the expiration or earlier waiver/termination of the Due Diligence Period, or such earlier or later date as may be agreed upon, in writing, by Seller and Purchaser, and shall be the date on which the Close of Escrow occurs.

The “Close of Escrow” for purposes of this Agreement is defined as the time when the Deed is recorded in the Official Records of Los Angeles County, California, by Title Insurer.

In the event the Escrow and this Agreement are canceled and terminated, upon Escrow Holder’s request, the parties shall pay to Escrow Holder all title and escrow cancellation charges; provided, however, that as an agreement between the parties not to concern Escrow Holder, it is agreed that if termination of the Escrow is caused by the default of one party then such party shall be responsible for all escrow and title cancellation charges, and if the termination occurs where neither party is in default or where both parties are in default, then each party shall be responsible for one-half ( 1/2) of all title and Escrow cancellation charges.

5.2        Action Prior to the Close of Escrow by Seller.  Seller agrees that on or before 5:00 p.m. California time on the business day preceding the Closing Date, Seller will deposit with Escrow Holder such funds and other items and instruments (executed and acknowledged, if appropriate) as may be necessary in order for Escrow Holder to comply with this Agreement, including, without limitation, the following:

(a)        A Grant Deed, in the form and content attached hereto as Exhibit “E”, prepared and executed by Seller and acknowledged before a Notary Public in the manner provided under the laws of the State of California, assigning, conveying and transferring to Purchaser or its designee the Improvements subject only to the Permitted Exceptions (the “Deed”);

(b)        Two (2) duplicate originals of a Bill of Sale, in the form and content attached hereto as Exhibit “F”, prepared and executed by Seller, assigning, conveying and transferring to Purchaser or its designee, without representation or warranty, all of Seller’s right, title and interest in and to the Personal Property and the Inventory (the “Bill of Sale”);

(c)        Two (2) duplicate originals of an Assignment of Intangible Property, in the form and content attached hereto as Exhibit “G”, prepared and executed by Seller, assigning and conveying to Purchaser or its designee, at no cost or expense to Seller, and without representation or warranty, all of Seller’s right, title and interest in the Intangible Property (the “Assignment of Intangibles”);

(d)        Two (2) duplicate originals of an Assignment and Assumption of Contracts, in the form and content attached hereto as Exhibit “H”, prepared and executed by Seller, assigning and conveying to Purchaser or its designee, at no cost or expense to Seller, and without representation or warranty, all of Seller’s right, title and interest under the Contracts (the “Assignment of Contracts”);

(e)        A Non-Foreign Affidavit signed by Seller in the form to be prepared by Escrow Holder (the “Non-Foreign Affidavit”);

(f)        Two (2) duplicate originals of an Assignment and Assumption of Ground Lease and Consent, in the form and content attached hereto as Exhibit “I”, prepared and executed by Seller and the “Landlord” under the Ground Lease, assigning and conveying to Purchaser or its designee, without representation or warranty, all of Seller’s right, title and interest under the Ground Lease (the “Assignment of Ground Lease”) together with the ground lessor consent;

(g)        A written agreement between Seller and Existing Manager terminating the Existing Management Agreement and all of Existing Manager’s rights and obligations thereunder to manage or operate the Hotel from and after the Closing Date;

(h)        Originals of the Ground Lease;

(i)        The Escrow Holder’s Closing Statement, executed by Seller; and

(j)        Such other funds, instruments or documents as may be necessary to effect or carry out the covenants and obligations to be performed by Seller pursuant to this Agreement.

5.3        Action Prior to the Close of Escrow by Purchaser.  Purchaser agrees that on or before 5:00 p.m. California time on the business day preceding the Closing Date, Purchaser will deposit with Escrow Holder all additional funds (in Good Funds) and/or documents (executed and acknowledged, if appropriate) which are necessary to comply with the terms of this Agreement, including without limitation:

(a)        The funds referred to in Section 2.2.2 hereof;

(b)        Two (2) fully executed duplicate originals of the Assignment of Contracts executed by Purchaser;

(c)        Two (2) fully executed duplicate originals of the Assignment of Intangibles executed by Purchaser;

(d)        Two (2) fully executed duplicate originals of the Assignment of Ground Lease executed by Purchaser;

(e)        Such other funds, instruments or documents as may be necessary to effect or carry out the covenants and obligations to be performed by Purchaser pursuant to this Agreement; and

(f)        The Escrow Holder’s Closing Statement, executed by Purchaser.

5.4        Recording of Deed and Assignment of Ground Lease.  Escrow Holder will cause the Deed and the Assignment of Ground Lease to be dated and recorded in the Official Records of the County of Los Angeles, State of California, and all other conveyance documents deposited with Escrow Holder dated as of Close of Escrow, when (but in no event after the Closing Date) Title Insurer is irrevocably committed to issue the Title Policy to be issued as contemplated in this Agreement, and holds for the account of Seller and Purchaser the items and funds (if any) to be delivered to Seller and Purchaser through the Escrow, after payment of costs, expenses, disbursements and prorations chargeable to Seller or Purchaser pursuant to the provisions of this Agreement.

The amount of any documentary transfer taxes will not be posted on the Deed or the Assignment of Ground Lease, but will be properly reported by a separate tax affidavit filed by Escrow Holder with the Assignment of Ground Lease.

5.5        Prorations.

5.5.1    Taxes.  All non-delinquent real estate and personal property general and special taxes and assessments for the Property for the current assessment year, and whether due and payable or not, shall be prorated as of the Closing Date. It is understood that any supplemental property tax bill issued as a result of the sale of the Property pursuant to the provisions of this Agreement, shall be borne by Purchaser. Notwithstanding anything to the contrary in this Agreement, Seller shall retain all right, title and interest in and to any and all property tax (both real property and personal property) refunds and claims for refunds with respect to the Property for any period prior to the Closing Date. Purchaser shall be responsible for, and shall pay, all sales, use and other transfer taxes imposed in connection with the sale and transfer of the Personal Property, the Inventory and the Intangible Property.

5.5.2    Advance Reservations.    At the Close of Escrow, Seller shall provide Purchaser with a schedule of post-closing confirmed Bookings for the Hotel. Purchaser shall honor all such confirmed and Bookings, provided that such Bookings were booked in the Ordinary Course. Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled for accommodations or events after the Closing Date which Purchaser is obligated to honor pursuant to this Agreement, except to the extent such deposits are transferred to Purchaser.

5.5.3    Utility Service.  Seller shall request each utility company providing utility service to the Real Property to cause all utility billings to be closed and billed as of the Closing Date in order that utility charges may be separately billed for the period prior to the Closing Date and the period on and after the Closing Date. In the event any such utility charges are not separately billed, the same shall be prorated by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Close of Escrow, Seller and Purchaser shall prorate the amount of such utilities and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant billing period. In connection with any such proration, it shall be presumed that utility charges were uniformly incurred during the billing period in which the Close of Escrow occurs.

5.5.4    Revenue From Operations.  As to the Hotel, all revenues from operations, including, without limitation, guest room rentals, revenue from the minibars (if any), banquet rooms rentals, vending machines, coin telephones, and other income-producing equipment arising through 12:01 a.m. California time on the Close of Escrow (the “Cut-Off Time”) shall belong to Seller. All revenues from operations, including, without limitation, guest room rentals, revenue from the minibars (if any), banquet rooms rentals, vending machines, coin telephones, and other income producing equipment arising after the Cut-Off Time shall belong to Purchaser. Revenue from guest room rentals for the evening before the date of the Close of Escrow through to the day of the Close of Escrow shall be divided equally between Seller and Purchaser. All prepaid rentals, room rental deposits, and all other deposits for advance reservations and Bookings for the period after the Cut-Off Time, shall be credited to Purchaser.

5.5.5    Accounts Payable and Operating Expenses.  All obligations and liabilities (for services and materials ordered, or otherwise) and accounts payable for the Hotel and the Property owing as of the Closing Date for merchandise, equipment, tour agents’ and travel agents’ commissions, advertisements, supplies and other materials and services shall be prorated between Seller and Purchaser as of the Closing Date. Seller shall receive a credit for all prepaid expenses. Notwithstanding the foregoing, all liabilities for issued and outstanding gift certificates and script for the Hotel shall be assumed by Purchaser and honored in accordance with the terms thereof, without credit to the Purchase Price.

5.5.6    Miscellaneous Permits and Taxes.  All water and sewer charges, taxes (other than ad valorem property taxes), including license taxes or fees for licenses (other than the Liquor Licenses) which are assignable or transferable without added cost and have a value which will survive Close of Escrow, including, but not limited to, and any unpaid taxes payable in arrears, shall be prorated as of the Closing Date. Seller will be credited for that portion of taxes and fees paid by Seller allocable to the period after the Closing Date.

5.5.7    The Ground Lease and the Contracts.  All obligations, payments and receipts, as applicable, under the Ground Lease and the Contracts shall be prorated between Purchaser and Seller as of the Closing Date. Seller shall receive a credit for all prepayments and deposits paid thereunder, and Purchaser shall receive a credit for all prepayments and deposits received by Seller thereunder.

5.5.8    Other Income.    All other income derived by Seller from the Property accruing or relating to the period up to and including the Cut-Off-Time shall be paid to Seller. All other income derived by Seller from the Property accruing or relating to the period on and after the Cut-Off-Time shall be paid to Purchaser.

5.5.9    Other Expenses.    All other expenses and obligations not otherwise specified in this Section 5.5 incurred in the ownership of the Property and operation of the Hotel shall be prorated between Seller and Purchaser as of the Closing Date.

5.5.10    Gift Shop Inventory.    Seller shall receive a credit for all gift shop inventory held by Seller and/or Tarsadia Hotels for sale at the Hotel, in an amount equal to Seller’s/Tarsadia Hotel’s actual cost thereof.

5.5.11    House Banks.    On the Close of Escrow, Seller shall receive a credit through the Escrow for an amount equal to all till money, cash-on-hand, and all sums in house banks for the Hotel, in which case all right, title and interest to the till money, cash-on-hand and house banks shall be assigned and conveyed by Seller to Purchaser. In the event Seller and Purchaser are unable to agree upon the amount of the till money, cash-on-hand and house banks, the provisions of this Section 5.5.11 shall be inapplicable, and title to the till money, cash-on-hand and house banks shall remain with Seller. The failure of Purchaser and Seller to agree on the amounts of the till money, cash-on-hand and house banks shall not be deemed a condition precedent to the obligations of Seller and Purchaser under this Agreement.

5.5.12    Delayed Adjustments.    If, at any time following the Closing Date, the amount of an item listed in this Section 5.5 shall prove to be incorrect, the party in whose favor the error was made shall pay to the other party within fifteen (15) days after request the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one hundred eighty (180) days after the Close of Escrow. The acceptance of the closing statement by either party shall not prevent later readjustment pursuant to this Section 5.5.12. After the Close of Escrow, each party shall have reasonable access to the books and records of the other party with respect to all matters set forth in this Section 5.5 for the purposes of determining the accuracy of all adjustments and the performance of the obligations of the parties under this Section 5.5.

5.5.13    Proration Allocation.    For proration purposes, the date of the Close of Escrow shall be charged to Purchaser.

5.5.14 Survival.    The provisions of this Section 5.5 shall survive the Close of Escrow.

5.6        Guest Property.    Property of guests of the Hotel in Seller’s care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:

5.6.1    Safe Deposit Boxes.    On the day prior to the Closing Date, Seller shall send written notice to guests in the Hotel who have safe deposit boxes advising them of the sale of the Hotel to Purchaser and the procedures to be followed pursuant to this Section 5.6.1. On the Closing Date, Seller shall deliver to Purchaser all keys to the safe deposit boxes in the Hotel, all receipts and agreements relating to such safe deposit boxes, and a complete list of the name and room number of each depositor. Each box in use by a Hotel guest shall then be sealed by representatives of Seller and Purchaser. At Purchaser’s option, guests may be requested to remove and verify the contents of the sealed boxes prior to the Close of Escrow. All such removals and verifications shall be under the supervision of a representative to be agreed upon between Purchaser and Seller. Purchaser shall be responsible for all boxes once the seal is broken, and for the contents of all boxes which are verified. Seller shall be responsible for any claims pertaining to any property allegedly deposited in a safe deposit prior to the Closing Date, the seal of which was not broken. Each of Seller and Purchaser shall indemnify and hold the other harmless from and against all claims and losses arising from such indemnifying party’s obligations under this Section 5.6.1.

5.6.2    Baggage Inventory.    All guest baggage and other guest property checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date for all baggage (and the contents thereof) and other guest property listed in inventory. Purchaser agrees to indemnify and save and hold Seller harmless from and against any claim arising out of or with respect to the baggage listed in the inventory, and Seller agrees to indemnify and save and hold Purchaser harmless from and against any claim arising prior to the Closing Date out of or with respect to any guest baggage or other guest property not listed in the inventory.

5.7        Closing Costs.    Seller and Purchaser shall each pay one-half (1/2) of the costs of the premium for the Title Policy, the cost for acquiring any additional endorsements to the Title Policy, all costs of any Survey (or update to the Survey) required for the Title Policy, documentary transfer taxes, escrow fees, and recording fees for the Deed and the Assignment of Ground Lease. Purchaser shall pay all charges and costs with respect to any financing obtained. Seller shall pay all charges and costs related to the release of liens related to any financing it obtained.

5.8        California Real Estate Withholding.    Seller and Purchaser appoint Escrow Holder as the withholding agent for purposes of compliance with California Revenue and Taxation Code Section 18662. Prior to the Close of Escrow, Seller will provide Escrow Holder with all information and documentation reasonably required to determine the amount, if any, to be withheld from the proceeds of the sale transaction contemplated herein for payment to the California Franchise Tax Board pursuant to said Revenue and Taxation Code Section, including California Form 593-W or California Form 593-C, whichever is applicable to Seller as of Close of Escrow.

5.9        Distribution of Funds and Documents Following Close of Escrow.    Following Close of Escrow, Escrow Holder shall distribute the documents as follows:

To Seller:

(a)        The cash portion of the Purchase Price as set forth in Section 2.2, less costs, offsets and prorations in accordance with the provisions of this Agreement;

(b)        One (1) fully executed duplicate original of the Bill of Sale;

(c)        One (1) fully executed duplicate original of the Assignment of Intangibles;

(d)        One (1) fully executed duplicate original of the Assignment of Contracts;

(e)        One (1) fully executed duplicate original of the Assignment of Ground Lease;

(f)        One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Seller through Escrow pursuant to the provisions of this Agreement; and

(g)        One (1) copy of any other document delivered to Escrow Holder by Purchaser or Seller pursuant to the terms of this Agreement.

To Purchaser:

(a)        Any excess funds deposited by Purchaser which remain after disbursement to Seller;

(b)        One (1) conformed copy of the Deed, the original to be mailed to Purchaser following the recordation thereof;

(c)        One (1) duplicate original of the Bill of Sale;

(d)        One (1) duplicate original of the Assignment of Intangibles;

(e)        One (1) duplicate original of the Assignment of Contracts;

(f)        One (1) duplicate original of the Assignment of Ground Lease;

(g)        One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Purchaser through Escrow pursuant to the provisions of this Agreement;

(h)        One (1) copy of any other document delivered to Escrow Holder by Purchaser or Seller pursuant to the terms of this Agreement; and

(i)        The original of the Title Policy.

5.10        Possession.  Purchaser shall be entitled to sole possession of the Property on the Close of Escrow (all of which, together with the Contracts, shall be located at the Improvements), subject to the possessory rights of any guests of the Hotel.

VI.

ADDITIONAL COVENANTS AND INDEMNITIES

6.1         Purchaser’s Covenants.

6.1.1    Indemnification.    Purchaser covenants to defend, indemnify and hold harmless Seller, Tarsadia Hotels, and their respective affiliates, owners, employees, agents and representatives from and against any and all claims, penalties, liabilities, fines, losses, causes of action, fees, injuries, damages, liens, proceedings, judgments, actions, rights, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and court and litigation costs) (a) arising from the use, management, operation, and ownership of the Property, based upon acts, conduct or omissions occurring, on or after the Closing Date, including, without limitation, with respect to and under the Ground Lease and the Contracts, (b) caused by or arising out of any material misrepresentation by Purchaser in connection with this Agreement, (c) arising from the use of the name “Hilton,” any materials referencing the names and logos thereof, and all derivatives thereof on and after the Close of Escrow, and (d) and arising from any breach of this Agreement by Purchaser or any instrument or agreement required delivered or to be delivered pursuant to the provisions of this Agreement, including under the WARN Act. This indemnity shall survive the Close of Escrow.

6.1.2    Seller’s Accounts Receivable.    Purchaser, upon receipt, shall promptly remit to Seller all sums received by Purchaser in payment of any of Seller’s Accounts Receivables. All sums received by Purchaser from a customer, guest or patron owing Seller under a Seller’s Account Receivable shall be credited, first, to the sums owing Seller, and then, to the extent any sums remain, to Purchaser. For a period of one (1) year after the Close of Escrow, Seller shall have the right, from time to time, to inspect and audit the books and records of the Hotel that pertain to income and collections, at Seller’s sole cost (unless it is determined from such audit or inspection that Purchaser has withheld Seller’s Accounts Receivable, then Purchaser shall pay the costs of such audit and inspection), and Purchaser shall provide full and complete access thereto to Seller during normal business hours upon not less than three (3) business days prior Notice, to verify receipt and payment of Seller’s Accounts Receivable.

6.2         Seller’s Covenants.

6.2.1    Indemnification.  Seller covenants to defend, indemnify and hold harmless Purchaser and its affiliates, owners, employees, agents and representatives from and against any and all claims, penalties, liabilities, fines, losses, causes of action, fees, injuries, damages, liens, proceedings, judgments, actions, rights, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and court and litigation costs) (a) arising from the use, management, operation and ownership of the Property based upon acts, conduct or omissions occurring during the period of Seller’s ownership thereof (except as to, and specifically excluding, the matters set forth in Section 6.1.1 hereof, Environmental Damages, Environmental Requirements, and the matters addressed in Section 4.5 hereof), (b) arising under the Contracts, the Franchise Agreement and the Ground Lease prior to the Closing Date (other than arising as a result of the transaction contemplated in this Agreement and the assignment thereof to Purchaser), (c) caused by or arising out of any material misrepresentation by Seller in connection with this Agreement, and (d) arising from any breach of this Agreement by Seller or any instrument or agreement required to be delivered or to be delivered pursuant to the provisions of this Agreement. This indemnity shall survive the Close of Escrow.

6.2.2    Termination of the Franchise Agreement and the Hotel Management Agreement.    Prior to the Close of Escrow, and subject to Purchaser’s compliance with its obligations under Section 2.4 hereof, Seller shall terminate, at Seller’s sole cost and expense, and at no cost or expense to Purchaser, the Franchise Agreement and the Existing Management Agreement, and Seller shall indemnify Purchaser from and against all claims and liabilities with respect thereto. This indemnity shall survive the Close of Escrow.

6.2.3    Operation of the Hotel.    Seller, during the term of this Agreement, shall carry on the business and operations of the Hotel in the Ordinary Course. Prior to the Closing Date, Seller shall maintain (or replace with policies of like amounts) all existing insurance policies insuring the Property and the operation of the Hotel. Seller may extend, amend, modify or terminate any of the contracts and leases pertaining to the Hotel, and enter into any new contracts and leases, as Seller deems appropriate to operate, service and maintain the Property in the Ordinary Course; provided, however, that so long as Purchaser is not in default of any of its obligations under this Agreement, (a) from the date of this Agreement to the expiration of the Due Diligence Period, Seller shall provide to Purchaser copies of any such extensions, amendments, modifications and terminations, and any new contracts and leases, which Seller has entered into, or intends to enter into, and (b) from and after the expiration of the Due Diligence Period, Seller shall not enter into any such extensions, amendments, modifications or terminations, or any new contracts and leases, without the prior consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned). Provided Purchaser is not in default of its obligations under this Agreement, then Seller shall not amend or terminate the Ground Lease.

6.3        Employee Matters.    On the Closing Date, Seller shall pay all Compensation for Employees which have accrued up to 3:00 p.m. California time on the Closing Date. Seller shall terminate all of the Employees effective at 3:00 p.m. California time on the Closing Date. Seller shall indemnify, defend and hold harmless Purchaser and its affiliates against any and all labor or employment claims, liabilities or obligations (including, without limitation, attorneys’ fees and costs) which arise or accrue before, or arise out of events occurring before, the Closing Date, which indemnity shall survive the Close of Escrow.

Purchaser shall indemnify, defend and hold harmless Seller, Tarsadia Hotels and their affiliates, owners and employees against any and all labor or employment claims, liabilities or obligations (including, without limitation, attorneys’ fees and costs) which arise or accrue from or after, or arise out of events occurring from or after the Close of Escrow, including, without limitation, all claims arising from the obligations of Purchaser under this Section 6.3 and from the termination by Purchaser of any Employee, the failure of Purchaser to offer employment to any such Employees, and Purchaser’s decision to continue or discontinue any employment policy or practice of Seller in existence or effect at the Hotel prior to the Close of Escrow, which indemnity shall survive the Close of Escrow. The foregoing indemnity shall not include coverage for any claims, liabilities or obligations predicated on matters which occurred prior to the Close of Escrow even though such claims, liabilities or obligations were first instituted or brought to the attention of Seller or Purchaser after the Close of Escrow, it being expressly understood and agreed by Seller that any such claims or liabilities or obligations shall remain the responsibility of Seller, and Seller shall satisfy all such claims, liabilities and obligations. The foregoing indemnity shall survive the Close of Escrow.

Purchaser acknowledges that Seller is not giving any notice under, or otherwise complying with, the Worker Adjustment and Retraining Notification Act and/or any applicable state law counterpart (together with all rules and regulations promulgated thereunder, the “WARN Act”). Purchaser agrees to or shall cause its hotel manager to offer to hire a sufficient number of the Employees, and on such terms and conditions, as to avoid any violation of the WARN Act in the absence of such notice, and agrees to indemnify and defend Seller and Tarsadia Hotels, and hold them harmless, from and against any and all loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys fees) incurred by any of such parties as a result of the failure to give such notice or otherwise comply with the WARN Act.

6.4        No Obligations of Escrow Holder.  Escrow Holder shall not be concerned with the provisions of this Article VI.

VII.

REPRESENTATIONS AND WARRANTIES

7.1        By Purchaser.    Purchaser represents and warrants to Seller that as of the date hereof and the Close of Escrow:

7.1.1    Organization and Standing.    Purchaser is a limited liability partnership, duly organized, validly existing, and in good standing under the laws of the State of Delaware, Purchaser or its designee will be as of the Closing Date, duly qualified to do business in the State of California, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

7.1.2    Due Authorization.    Subject to approval by the Board of Trustees of Purchaser’s general partner (the “Board Approval”) to occur on or before the expiration of the Due Diligence Period, the performance of this Agreement and the transactions contemplated hereunder by Purchaser have been duly authorized by all necessary action on the part of Purchaser, and this Agreement is binding on and enforceable against Purchaser in accordance with its terms, except to the extent Seller itself is in default hereunder. Purchaser shall, on or prior to the Closing Date, furnish Seller with certified resolutions evidencing that Purchaser has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. Except for Board Approval and Seller obtaining the consent of the landlord under the Ground Lease, no further consent of any shareholder, creditor, board of directors, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Purchaser, has full power and authority to bind Purchaser.

7.1.3    Lack of Conflict.    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument or agreement to which Purchaser is subject.

7.1.4    Solvency/Bankruptcy.  Purchaser has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made any offer of settlement, extension or compromise to its creditors generally, and has not considered doing or undertaking, and has no current plans to do or undertake, any of the foregoing. Furthermore, Purchaser has not taken, and does not contemplate taking, against it any such actions.

7.2        By Seller.  Seller represents and warrants to Purchaser that as of the date hereof and Close of Escrow:

7.2.1    Organization and Standing.    Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of California, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

7.2.2    Due Authorization.    The performance of this Agreement and the transactions contemplated hereunder by Seller have been duly authorized by all necessary action on the part of Seller, and this Agreement is binding on and enforceable against Seller in accordance with its terms. Seller shall, on or prior to the Closing Date, furnish Purchaser with certified resolutions evidencing that Seller has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. No further consent of any member, manager, creditor, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Seller, has full power and authority to bind Seller.

7.2.3    Lack of Conflict.    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument, or agreement to which Seller or the Property (or any portion thereof) are subject.

7.2.4    Non-Foreign Seller.    Seller is not a foreign seller as defined in the “Foreign Investment in Real Property Tax Act.”

7.2.5    Solvency/Bankruptcy.  Seller has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally, and has not considered doing or undertaking, and has no current plans to do or undertake any of the foregoing. Furthermore, Seller has not and does not contemplate taking or having taken against it, any such actions.

7.2.6    Ground Lease.  A true and complete copy of the Ground Lease has been made available to Purchaser. The Ground Lease is in full force and effect, and Seller has not received written notice of any default from the landlord thereunder that remains uncured.

7.2.7    Tenant Leases.    There are no leases, licenses, concessions or any other agreements giving anyone other than Seller and transient hotel guests a right to use or occupy the Property or any part thereof.

7.2.8    Existing Management Agreement.    No management agreement affecting the Property exists other than the Existing Management Agreement which will be terminated at the Closing at Seller’s sole cost and expense.

7.2.9    Employees.    All Employees are employees of Seller or the Existing Manager. No Employee is covered by a union contract or collective bargaining agreement.

7.2.10  Contracts.    The copies of the Contracts delivered by Seller to Purchaser are true and correct copies thereof, and are, to Seller’s knowledge, all of such Contracts. Seller is not, to Seller’s knowledge, in material default under any of the terms and provisions thereof, nor has it sent or, to Seller’s knowledge, received any written notice of default except as has been provided to Purchaser.

7.2.11  Condemnation Proceedings.    Seller has not been served with, and to the knowledge of Seller there is no pending or threatened condemnation proceedings against the Real Property or the Hotel.

Wherever the phrase “to Seller’s knowledge” or any similar phrase stating or implying a limitation on the basis of knowledge appears in this Agreement, unless specifically otherwise qualified, such phrase shall mean only the present actual knowledge of Pat Patel and John Murphy of Tarsadia Hotels, without any duty of inquiry, any imputation of the knowledge of another to him, or independent investigation of the relevant matter by any of such individual(s), and without any personal liability. Wherever the phrase “in Seller’s possession”, “in the possession of Seller” or similar phrase appears in this Agreement, such phrase shall be deemed to mean only to the extent the material or other item referred to by such phrase is located at the Hotel or in Seller’s offices in Orange County, California.

Notwithstanding any provision of this Agreement to the contrary, should any of the foregoing representations and warranties of Seller become false or inaccurate prior to the

Close of Escrow, and Seller discloses the same to Purchaser, in writing, prior to the Close of Escrow, then Purchaser’s sole recourse shall be to either (i) terminate this Agreement and cancel the Escrow, in which case the Earnest Money Deposit shall be returned to Purchaser and neither Seller nor Purchaser will have any further liability or obligation under this Agreement (except for those obligations which survive in accordance with their terms), or (ii) proceed with the closing, without reservation, in which case Purchaser shall be deemed to have waived all claims against Seller and Tarsadia with respect to such false or inaccurate representation and warranty.

VIII.

CONDITIONS PRECEDENT TO CLOSE OF ESCROW

8.1        Conditions to Seller’s Obligations.  The obligation of Seller to close the Escrow shall be conditioned upon the satisfaction or Notice of its waiver (delivered to Purchaser and Escrow Holder), in whole or in part, by Seller of each of the following conditions precedent:

(a)        Except by reason of a default by Seller, Escrow Holder is in a position to and will deliver to Seller the instruments and funds accruing to Seller pursuant to the provisions of this Agreement;

(b)        Except with respect to the wrongful acts or omissions of Seller or the holder of the Liquor Licenses under the Liquor Transfer Agreement, Purchaser shall not be in default of any of its obligations under the Liquor Transfer Agreement;

(c)        Purchaser shall have entered into a new franchise agreement for the Hotel in compliance with the terms of Section 2.4 hereof;

(d)        There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Purchaser set forth in this Agreement that has not been waived by Seller; and

(e)        The Franchise Agreement shall have been terminated with the consent of the franchisee thereunder.

The foregoing conditions contained in this Section 8.1 are intended solely for the benefit of Seller. Seller shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Purchaser and Escrow Holder.

8.2        Conditions to Purchaser’s Obligations. The obligations of Purchaser to close the Escrow shall be conditioned upon the satisfaction or Notice of its waiver (delivered to Seller and Escrow Holder), in whole or in part, by Purchaser of each of the following condition precedent:

(a)        Except by reason of a default by Purchaser, Escrow Holder is in a position to and will deliver to Purchaser the instruments and funds, if any, accruing to Purchaser pursuant to the provisions of this Agreement;

(b)        There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Seller set forth in this Agreement that has not been waived by Purchaser;

(c)        Seller shall have terminated the Existing Management Agreement and, subject to the obligations of Purchaser under Section 2.4 hereof, the Franchise Agreement shall have been terminated;

(d)        Except as arising from the acts and omissions of Purchaser, Title Insurer shall have not withdrawn its commitment to issue the Title Policy in form and content substantially consistent with the Title Commitment approved by Purchaser prior to the expiration of the Due Diligence Period, subject only to the Permitted Exceptions; and

(e)        Except with respect to the acts or omissions of Purchaser, there shall be no defaults by Seller and the holder of the Liquor Licenses under the Liquor Transfer Agreement.

The foregoing conditions contained in this Section 8.2 are intended solely for the benefit of Purchaser. Purchaser shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Seller and Purchaser.

8.3        Failure of Conditions to Close of Escrow. Escrow Holder shall be responsible for confirming, on or before the Close of Escrow, that the conditions to the Close of Escrow set forth in Sections 8.1 and 8.2 hereof, and as set forth elsewhere in this Agreement, have been satisfied. Purchaser and Seller hereby agree to deliver their Notices to Escrow Holder, on or before the Close of Escrow, of the satisfaction or waiver of all other conditions to the Close of Escrow hereunder, and, in the event that both Purchaser and Seller specifically notify and instruct Escrow Holder, in writing, to proceed to the Close of Escrow hereunder, all such other conditions to the Close of Escrow hereunder that are not otherwise satisfied shall be deemed to have been waived by both Purchaser and Seller. Escrow Holder shall not proceed to the Close of Escrow hereunder unless both Purchaser and Seller or their respective counsel specifically notify and instruct Escrow Holder to do so.

IX.

LIQUIDATED DAMAGES

9.1        Default by Purchaser. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY MATERIAL DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, PURCHASER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL DAMAGES THAT SELLER WOULD SUFFER IN THE EVENT THAT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO

THE EARNEST MONEY DEPOSIT. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE FAILURE OF PURCHASER TO CLOSE AND CONSUMMATE THE TRANSACTIONS HEREIN CONTEMPLATED. ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH PURCHASER’S FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN ARE EXPRESSLY WAIVED BY SELLER; HOWEVER, SELLER RESERVES ITS RIGHTS TO LEGAL AND EQUITABLE DAMAGES AND REMEDIES FOR ANY OTHER POST-TERMINATION DEFAULT BY PURCHASER HEREUNDER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. UPON DEFAULT BY PURCHASER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS THAT SURVIVE THE CLOSE OF ESCROW, THE RIGHTS OF SELLER EXPRESSLY RESERVED HEREIN, AND FOR THE RIGHT OF SELLER TO COLLECT SUCH LIQUIDATED DAMAGES FROM PURCHASER AND ESCROW HOLDER. IN THE EVENT PURCHASER FAILS TO AUTHORIZE ESCROW HOLDER TO RELEASE THE EARNEST MONEY DEPOSIT WITHIN FIVE (5) BUSINESS DAYS OF THE DEMAND OF SELLER WHEREIN SELLER ALLEGES THE DEFAULT AND NONPERFORMANCE BY PURCHASER, THEN, WITH RESPECT TO SUCH ALLEGED DEFAULT AND NON-PERFORMANCE BY PURCHASER, THE PROVISIONS OF THIS ARTICLE IX SHALL BE VOIDABLE AT THE ELECTION OF SELLER.

SELLER’S INITIALS	PURCHASER’S INITIALS

9.2        Default by Seller. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF SELLER, PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER. THEREFORE, PURCHASER AND SELLER DO HEREBY AGREE THAT, IN THE EVENT OF SUCH DEFAULT, IN ADDITION TO ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 12.2 HEREOF, PURCHASER MAY, AS ITS SOLE RECOURSE AND REMEDY (AT LAW OR IN EQUITY), EITHER: (a) PURSUE AN ACTION AGAINST SELLER FOR SPECIFIC PERFORMANCE; OR (b) RECEIVE THE RETURN OF THE EARNEST MONEY DEPOSIT THEN PAID PLUS AN AMOUNT EQUAL TO PURCHASER’S ACTUAL OUT-OF-POCKET COSTS TO UNRELATED AND INDEPENDENT THIRD PARTY VENDORS, INCLUDING ATTORNEYS’ FEES (EXCEPT IN-HOUSE ATTORNEYS), WITH REGARD TO THIS TRANSACTION (SUCH OUT-OF-POCKET COSTS NOT TO EXCEED ONE HUNDRED THOUSAND DOLLARS ($100,000) IN THE AGGREGATE). ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH SELLER’S FAILURE TO CLOSE AND CONSUMMATE THE

TRANSACTIONS CONTEMPLATED HEREIN (OTHER THAN AS SPECIFIED IN (a) AND (b) HEREOF) ARE EXPRESSLY WAIVED BY PURCHASER. THE REFUND OF THE EARNEST MONEY DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO PURCHASER PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671. PURCHASER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. UPON DEFAULT BY SELLER, IF THIS AGREEMENT IS TERMINATED BY PURCHASER, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF PURCHASER RESERVED HEREIN, AND FOR THE RIGHT OF PURCHASER TO COLLECT SUCH LIQUIDATED DAMAGES FROM SELLER.

SELLER’S INITIALS	PURCHASER’S INITIALS

X.

BROKERS

Seller and Purchaser each agree to indemnify, protect, defend and hold the other harmless from and against any claims, actions, suits or demands for payment of any commission, finder’s fee or other sum initiated by any broker, commission agent or other person which such party or its representatives has engaged or retained or with which it has had discussions concerning, in connection with the transaction contemplated by this Agreement or the sale of the Property by Seller. Purchaser shall specifically be responsible for any fees or commissions owed Jordan Richman and Grubb & Ellis.

XI.

NOTICES

Except as otherwise expressly provided in this Agreement, all notices, requests, demands and other communications hereunder (“Notice”) shall be in writing and shall be deemed delivered by (i) hand delivery upon receipt, (ii) registered mail or certified mail, return receipt requested, postage prepaid, upon delivery to the address indicated in the Notice, (iii) by confirmed telecopy or facsimile transmission when sent, or (iv) overnight courier (next business day delivery) on the next business day at 12:00 noon, whichever shall occur first, as follows:

To Seller:	KALPANA, LLC Attention: Renee Molloy 620 Newport Center Drive Fourteenth Floor Newport Beach, CA 92660 Telecopier: (949) 610-8210

With a Copy to:	TARSADIA HOTELS Attention: Edward G. Coss, Esq. 620 Newport Center Drive Fourteenth Floor Newport Beach, CA 92660 Telecopier: (949) 610-8222

To Purchaser:	CHESAPEAKE LODGING, L.P. c/o Chesapeake Lodging Trust 1997 Annapolis Exchange Parkway, Suite 410 Annapolis, Maryland 21401 Attn: Graham J. Wootten, SVP and CAO Telecopier: (410) 972-4180

With a Copy to	c/o Chesapeake Lodging Trust 1997 Annapolis Exchange Parkway Suite 410 Annapolis, Maryland 21401 Attention: D. Rick Adams, SVP and CIO Telecopier: (410) 970-4180

Any correctly addressed Notice that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first day that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service. The parties hereto shall have the right from time to time, and at any time, to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America, by giving to the other party at least fifteen (15) days prior Notice thereof, in the manner prescribed herein; provided, however, that to be effective, any such change of address must be actually received (as evidenced by a return receipt). Telephone numbers and email addresses, if listed, are listed for convenience purposes only and not for the purposes of giving Notice pursuant to this Agreement.

XII.

MISCELLANEOUS

12.1      Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California. If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of the action.

12.2      Professional Fees and Costs.    If a lawsuit, arbitration or other proceedings are instituted by any party to enforce any of the terms or conditions of this Agreement against any other party hereto, the prevailing party in such litigation, arbitration or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ and other professional fees and costs (including, but not limited to, witness fees), court costs, arbitrators’ fees, arbitration administrative fees, travel expenses, and other out-of pocket expenses or costs of such other proceedings, as may be fixed by any court of competent jurisdiction, arbitrator or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award. For the purposes of this section, any party receiving an arbitration award or a judgment for damages or other amounts shall be deemed to be the prevailing party, regardless of amount of the damage awarded or whether the award or judgment was based on all or some of such party’s claims or causes of action, and any party against whom a lawsuit, arbitration or other proceeding is instituted and later voluntarily dismissed by the instituting party shall be deemed to be the prevailing party.

12.3        Exhibits and Schedules a Part of This Agreement.    The Exhibits and Schedules attached hereto are incorporated in this Agreement by reference and are hereby made a part hereof.

12.4        Executed Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the due execution and delivery of this Agreement to the parties hereto.

12.5        Assignment.    Purchaser may not, and shall have no right or power to, assign, convey and otherwise transfer all or any part of its interest or rights herein without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, and any attempted assignment without Seller’s written consent shall be void, invalid and unenforceable. Notwithstanding the foregoing, however, Purchaser may assign and transfer all of its rights and obligations under this Agreement to one (1) or more wholly owned subsidiary(ies) thereof, or to an affiliate(s) thereof in which Purchaser is a sixty-seven percent (67%) or more equity owner thereof; provided, however, that Purchaser shall not be released of its obligations under this Agreement as a result of any such assignment. Any assignment as permitted in the preceding sentence shall be conditioned upon Purchaser delivering to Seller and Escrow Holder, within forty-eight (48) hours of any such assignment, Notice thereof, together with a copy of such assignee’s organizational and formation documents and instruments, a Certificate of Good Standing for such assignee, and copies of the resolutions of Purchaser and such assignee authorizing such assignment. As a further condition to any such permitted assignment, Purchaser shall cause its assignee to execute an assignment and assumption agreement of Purchaser’s obligations under this Agreement (in form and content reasonably and mutually acceptable), and such other documents and instruments as Escrow Holder may reasonably request. Purchaser may also designate a subsidiary to take title to the Property at Closing by giving Notice to Seller no later than ten (10) days prior to the Closing Date.

12.6        IRS - Form 1099-S.  For purposes of complying with Section 6045 of the Internal Revenue Code of 1986, as amended, Escrow Holder shall be deemed the “person responsible for closing the transaction” and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099-S, “Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions.”

12.7        Successors and Assigns.    Subject to the provisions of Section 12.5 hereof, this Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and permitted assigns.

12.8        Time is of the Essence.    Time is of the essence of this Agreement.

12.9    Entire Agreement. This Agreement, and Exhibits and Schedules and other documents and instruments attached to or referenced herein, contain all representations and the entire understanding and agreement between the parties hereto with respect to the purchase and sale of the Property, and all prior and contemporaneous understandings, letters of intent, agreements and representations, whether oral or written, are entirely superseded. In executing this Agreement, each of Seller and Purchaser expressly disclaim any reliance on any oral or written representations, warranties, comments, statements or assurances made by Seller, Purchaser, and any of their respective affiliates, and their respective agents, employees, representatives, attorneys or brokers, as an inducement or otherwise, to Purchaser’s and Seller’s respective execution hereof. No amendment of this Agreement shall be binding unless in writing and executed by the parties hereto.

12.10        Further Assurances.    Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Agreement, or to effectuate the termination of this Agreement and cancellation of the Escrow (if otherwise permitted hereunder). The terms of this section shall survive the Close of Escrow and/or termination of this Agreement.

12.11        Waiver.  The failure or delay (without regard to the length of time of such failure or delay) by either party to enforce or insist on the strict performance of any covenant, term, obligation, provision, right, option or condition hereunder, or to pursue any action, claim or right arising from any breach, default, or non-performance of any term, obligation or provision of this Agreement, shall not constitute or be construed as a waiver or forgiveness of such covenant, term, obligation, provision, right, option, condition, breach, default or non-performance. To be binding upon and against a party, any waiver must (a) be in writing, (b) be delivered to the party in whose favor the waiver is made (in accordance with the provisions of Article XI hereof), and (c) identify and specify, in reasonable detail, the covenant, term, obligation, provision, right, option, condition, breach, default or non-performance being waived; any purported waiver not complying therewith shall not be effective or binding on the parties hereto. In addition, any previous waiver for the benefit of a party may not be relied upon or be enforced by such party’s successors and assigns, and shall not be binding on the waiving party. Under no circumstances shall a waiver by either party complying with the provisions hereof constitute or be construed as a continuing waiver of any subsequent failure, default, breach or non-performance of any covenant, term, obligation, provision, right, option or condition under this Agreement.

12.12     Headings. The headings of this Agreement are for purposes of convenience only and shall not limit or define the meaning of the provisions of this Agreement.

12.13    Risk of Loss.

12.13.1        Risk of Loss.  Until the Closing Date, Seller shall bear the risk of loss should there be damage to any of the Improvements by fire or other casualty (collectively “Casualty”). If, prior to the Closing Date, any of the Improvements shall be damaged by any Casualty, Seller shall promptly deliver to Purchaser a Notice (“Casualty Notice”) of such event. Upon Purchaser’s receipt of a Casualty Notice, Seller and Purchaser shall meet promptly to estimate the cost to repair and restore the Improvements to its condition immediately preceding such event and to replace the damaged Personal Property (the “Casualty Renovation Cost”). If the parties are unable to agree on the cost of restoration, the matter will be submitted to an engineer designated by Seller and an engineer designated by Purchaser, each licensed to practice in the state in which the Land is located, and the engineers shall resolve the dispute. Each party hereto shall bear the costs and expenses of its own engineer.

12.13.2        Material Loss.  If the Casualty Renovation Cost exceeds (i) fifteen percent (15%) of the Purchase Price in the event the Casualty is insured against, or (ii) ten percent (10%) of the Purchase Price in the event the Casualty is not insured against, either party hereto may, at its option, elect to terminate this Agreement by Notice to the other party within five (5) days after the date that the Casualty Renovation Cost is determined, in which case the Earnest Money Deposit shall be delivered to Purchaser, and neither party shall have any further rights or obligations hereunder, except for any continuing confidentially and indemnity obligations as provided in this Agreement. If both parties hereto fail to timely make its election to terminate this Agreement, then the Close of Escrow shall take place as provided herein without reduction of the Purchase Price, and Seller shall assign the insurance proceeds to Purchaser in the event the Casualty is insured against and credit the amount of the applicable insurance policy deductible to Purchaser or have the Purchase Price reduced by the Casualty Renovation Cost in the event the Casualty is not insured against.

12.13.3        Nonmaterial Loss.  If the Casualty Renovation Cost is (i) fifteen percent (15%) or less of the Purchase Price in the event the Casualty is insured against, or (ii) ten percent (10%) or less of the Purchase Price in the event the Casualty is not insured against, then, in any such event, neither party hereto shall have any right to terminate this Agreement, but the Closing shall take place as provided herein without reduction of the Purchase Price, and Seller shall assign the insurance proceeds to Purchaser in the event the Casualty is insured against and credit the amount of the applicable insurance policy deductible to Purchaser or have the Purchase Price reduced by the Casualty Renovation Cost in the event the Casualty is not insured against.

12.13.4        Eminent Domain.  If, prior to the Close of Escrow, (i) all or substantially all (or so much thereof so as to substantially and materially interfere with the operation of the Hotel) of the Real Property, (ii) any portion of the parking areas on the Real

Property which results in there being insufficient parking for the operation of the Hotel as established by applicable governmental codes and regulations, or (iii) any access-way to the Real Property or any building with guest rooms is taken by condemnation or eminent domain, at the election of Purchaser this Agreement shall, upon the giving of Notice of such event or of the condemning authorities’ intention so to take the Real Property, terminate, and Purchaser shall receive a full and prompt refund of all sums deposited by them with Escrow Holder and/or Seller. If, prior to the Close of Escrow, less than all or substantially all of the Real Property shall be taken by condemnation or eminent domain, then, if any of the foregoing, in Purchaser’s reasonable opinion, materially impairs the value of the Real Property or any significant interest therein, then Purchaser shall have the option to (A) accept title to the Real Property subject to such taking, in which event at the Close of Escrow all of the proceeds of any award or payment made or to be made by reason of such taking shall be assigned by Seller to Purchaser, and any money theretofore received by Seller in connection with such taking shall be paid over to Purchaser, whereupon Purchaser shall pay the Purchase Price without abatement by reason of such taking, or (B) receive a full and prompt refund of all sums deposited by Purchaser with Escrow Holder and/or Seller. Seller shall not settle, agree to, or accept any award or payment in connection with a taking of less than all of the Real Property without obtaining Purchaser’s prior written consent in each case, which consent shall not be unreasonably withheld or delayed.

12.14    Construction of Agreement.  The parties hereto have negotiated this Agreement at length, and have had the opportunity to consult with, and be represented by, their own competent counsel. This Agreement is, therefore, deemed to have been jointly prepared. In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Agreement, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Agreement.

The words “herein,” “hereof,” “hereunder” and words of similar reference shall mean this Agreement. The words “this Agreement” include the exhibits, schedules addenda and any future written modifications, unless otherwise indicated by the context. All words in this Agreement shall be deemed to include any number or gender as the context or sense of the Agreement requires. The words “will,” “shall” and “must” in this Agreement indicate a mandatory obligation. The use of the words “include,” “includes” and “including” followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in United States Dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “business day” refer to a day other than a Saturday, Sunday or legal holiday on which banking institutions are closed. The words “month” and “months” refer to calendar months unless otherwise stated. The words “year” and “years” refer to calendar years unless otherwise stated.

12.15    Tax Deferred Exchange.    Seller and Purchaser (the “Cooperating Party”) each agree to fully cooperate with the other (and any owner of such other party) (the “Exchangor”) (including cooperation with any Intermediary (as defined herein) selected by Exchangor) to structure the acquisition of the Property as an exchange of property held for productive use in a trade or business or for investment within the meaning of Section 1031 of the Internal Revenue

Code of 1986 (as amended), and upon request, Cooperating Party agrees to execute additional escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that Cooperating Party shall incur no additional costs or expenses in this transaction, or be required to acquire, accept or hold title to any property (other than the Property), as a result of or in connection with any such exchange, unless because of Cooperating Party’s default hereunder or under any agreement executed by reason of this Section 12.15.

Exchangor agrees to indemnify, defend or hold Cooperating Party harmless from and against any and all additional costs, expenses, claims, demands, liabilities, losses, obligations, damages, recoveries, and deficiencies (such categories being collectively referred to herein as “Liabilities”) in excess of those Liabilities that Cooperating Party would otherwise have if the transaction contemplated in this Agreement closes as a sale transaction, and that Cooperating Party may incur or suffer, as a result of or in connection with (i) the structuring of the transaction contemplated in this Agreement as an exchange under Internal Revenue Code Section 1031 and/or (ii) the execution of any documents in connection with the exchange. Exchangor’s foregoing indemnity shall not indemnify Cooperating Party for any Liabilities arising as a result of or in connection with any default by Cooperating Party under this Agreement or any default by Cooperating Party under any of the documents or agreements entered into by Cooperating Party in connection with the exchange or for any gross negligence or willful misconduct on the part of Cooperating Party. Implementation of the exchange(s) contemplated in this Section 12.15 shall not be a condition to the Close of Escrow.

Exchangor, at its election, may substitute for any one or more of them, one or more persons or entities (“Intermediary”) as a party(ies) to the Escrow and this Agreement, in which event the Intermediary shall assume and perform the obligations of Exchangor under this Agreement (but without the release of liability of Exchangor for such performance), and Cooperating Party agrees to accept the performance by Intermediary and shall tender its performance to Intermediary.

12.16    No Public Disclosure.  Purchaser shall make no public disclosure of the terms of this transaction without the prior written consent of Seller, which consent Seller shall provide via facsimile transmission or email within one (1) business day of Seller’s receipt of Purchaser’s written request if such disclosure is reasonably necessary to comply with the publicly traded company responsibilities of Purchaser or its parent or otherwise necessary to comply with applicable law. Seller shall make no public disclosure of the terms of this transaction without the prior written consent of purchaser, which consent Purchaser shall promptly provide if such disclosure is reasonably necessary for Seller to comply with applicable law.

12.17    Covenants, Representations and Warranties.  Except as otherwise set forth in this Agreement, all of the covenants, representations and agreements of Seller and Purchaser set forth in this Agreement shall survive the Close of Escrow, except that all representatives and warranties of Seller shall survive only for a period of six (6) months after the Close of Escrow. By proceeding with the closing of the sale transaction, Seller and Purchaser shall be deemed to have waived, and so covenant to waive, any claims of defaults or breaches by the other party existing on or as of the Close of Escrow whether under this Agreement and any other document or instrument executed by the other party in connection with this transaction, of which the waiving party was aware prior to the Close of Escrow for which the other party shall have no liability.

12.18    Confidentiality.    Other than as required or permitted by the terms of this Agreement, Purchaser shall not release or cause or permit to be released any press notices or releases or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms and conditions of the purchase and sale transaction for the Property, and nor shall Purchaser or its agents or representatives disclose, in any manner whatsoever, (a) the information provided to Purchaser by Seller or its representatives, or (b) any analyses, compilations, studies or other documents or records prepared by or on behalf of Purchaser, in connection with Purchaser’s due diligence investigation of the Property, without first obtaining the written consent of Seller (collectively, “Proprietary Information”). The foregoing shall not preclude Purchaser (i) from discussing the Proprietary Information with any person who is employed by Purchaser or who, on behalf of Purchaser, is actively and directly participating in the purchase and sale of the Property, including, without limitation, to Purchaser’s trustees, shareholders, partners, members, existing or prospective lenders, attorneys, accountants and other consultants and advisors, or (ii) from complying with all laws, rules, regulations and court orders, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements; provided, however, that if Purchaser is required by applicable law or legal process to disclose any Proprietary Information, Purchaser agrees to furnish only that portion of the Proprietary Information which Purchaser is legally compelled to disclose and to use its best efforts to obtain assurance that, if possible, confidential treatment will be accorded to the Proprietary Information. Purchaser shall inform its respective representatives of the confidential nature of the Proprietary Information and shall direct them to be bound by the terms of this section. In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser in order to enforce the provisions of this section. The provisions of this section shall survive any termination of this Agreement.

Except as permitted pursuant to Section 4.3 hereof, Purchaser agrees not to contact, directly or indirectly, any employees of the Hotel (and any agents or employees thereof) prior to the Close of Escrow, and agrees to be liable for all of Seller’s damages in the event of any such contact by Purchaser or any of its agents or representatives.

12.19    Limitation on Liability.    In consideration of the benefits accruing hereunder, Seller and Purchaser agree that, in the event of any actual or alleged failure, breach or default of this Agreement by Seller or Purchaser:

(a)        The sole and exclusive remedy shall be against the defaulting party and its assets;

(b)        No owner of the defaulting party shall be sued or named as a party in any suit or action;

(c)        No service of process shall be made against any owner or employee of the defaulting party (except as may be necessary to secure jurisdiction of the defaulting party);

(d)        No owner or employee of the defaulting party shall be required to answer or otherwise plead to any service of process;

(e)        No judgment may be taken against any owner or employee of the defaulting party;

(f)        Any judgment taken against any owner or employee of the defaulting party may be vacated and set-aside at any time without hearing;

(g)        No claims shall be made against Tarsadia Hotels;

(h)        No writ of execution will ever be levied against the assets of any owner or employee of the defaulting party; and

(i)        These covenants and agreements are enforceable both by the defaulting party and also by any owner or employee of the defaulting party.

In addition to the foregoing, and notwithstanding any other term or provision of this Agreement to the contrary, except as to Seller’s fraud, and except for a default by Seller of its obligations under the first paragraph of Section 6.2.1 hereof, Seller shall have no liability for the breach of any representation, warranty, covenant, indemnity or other obligation expressly stated to survive the Close of Escrow (collectively, “Seller’s Post-Closing Obligations”), unless and until the aggregate amount of Purchaser’s out-of-pocket damages and third party expenses directly resulting from such breaches shall exceed, and then only to the extent the same exceeds, Fifty Thousand Dollars ($50,000). Furthermore, Seller’s aggregate liability under this Agreement (or otherwise) for the breach of any and all of Seller’s Post-Closing Obligations shall, in no event individually or in the aggregate, exceed three percent (3%) of the Purchase Price. In no event shall Seller have any liability for punitive damages, consequential damages, or damages for diminution-in-value, but shall only be liable for Purchaser’s actual out-of-pocket damages and third party expenses.

12.20    No Third-Party Beneficiaries.  Seller and Purchaser agree that there are no third parties who are intended to benefit from or who are entitled to rely on any of the provisions of this Agreement. No third party shall be entitled to assert any claims or to enforce any rights whatsoever pursuant to this Agreement. The covenants and agreements provided in this Agreement are solely for the benefit of Seller and Purchaser and their permitted successors and assigns respectively.

12.21    Facsimile Signatures.  The execution of this Agreement and all Notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by Notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature. Purchaser and Seller each intend to be bound by its respective facsimile transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any Notices delivered by facsimile transmission.

12.22     Exclusivity.  From the date of the last to occur of (a) the mutual execution of this Agreement by Seller and Purchaser and (b) the deposit by Purchaser of the Initial Deposit into the Escrow, until the earlier of (i) the termination of this Agreement, (ii) the default by Purchaser hereunder and subsequent termination of this Agreement by Seller as a result thereof, (iii) the expiration of the Due Diligence Period, or (iv) the waver by Purchaser of the Due Diligence Period, Seller shall not list for sale the Property (but Seller may consider, negotiate and accept back-up offer for the sale of the Property). Upon the expiration or earlier waiver of the Due Diligence Period (provided that Purchaser has not otherwise terminated this Agreement and cancelled the Escrow), until the earlier of the Close of Escrow or the default by Purchaser hereunder and subsequent termination of this Agreement by Seller as a result thereof, Seller shall not market the Property for sale and shall not solicit or otherwise accept offer to purchase the Property.

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[Signatures on following page]

EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the     14     day of April, 2010.

SELLER:

KALPANA, LLC, a California limited liability company

BY:	MKP One, LLC, a California limited liability company, its Manager

	By:	/s/ Mayur Patel
	Name:	Mayur Patel
	Title:	Member

PURCHASER:

CHESAPEAKE LODGING,L.P. a Delaware limited partnership

BY:	Chesapeake Lodging Trust, a Maryland real estate investment trust, its General Partner

	By:	/s/ D. Rick Adams
	Name:	D. Rick Adams
	Title:	SVP – CIO

ESCROW HOLDER HEREBY ACKNOWLEDGES AND AGREES TO THE ESCROW INSTRUCTIONS SET FORTH IN THIS AGREEMENT.

LAWYERS TITLE INSURANCE COMPANY

BY:	/s/ Michele Mesh
Michele Mesh, Senior Commercial Escrow Officer

Dated:	April 14, 2010